
                                                                     EXHIBIT 2.1

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                           STOCK PURCHASE AGREEMENT

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                               AURORA FOODS INC.

                             SEA COAST FOODS, INC.

                    GALANDO INVESTMENTS LIMITED PARTNERSHIP
                          CAREY-ON LIMITED PARTNERSHIP

                                      AND

                     JOSEPH A. GALANDO, BARBARA J. GALANDO,
                      STANLEY J. CAREY, AND MARY K. CAREY


                           DATED AS OF MARCH 10, 1999
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                               TABLE OF CONTENTS
                                                                                                     PAGE
ARTICLE I  DEFINITIONS.........................................................................       1

ARTICLE II   PURCHASE OF COMPANY SHARES........................................................       9

  2.1  Purchase of Shares......................................................................       9
  2.2  Adjustment of Initial Purchase Price....................................................      10
  2.3  Earn Out Payment........................................................................      11
  2.4  Closing.................................................................................      14
  2.5  Closing Date Deliveries.................................................................      14
  2.6  Payment for Noncompete; Allocation; Agreed Value for Certain Assets.....................      16
  2.7  Ardolino Adjustment.....................................................................      16
  2.8Late Payments.............................................................................      16

ARTICLE III   REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY.................................      17

  3.1  Organization and Standing; No Subsidiaries; Charter Documents...........................      17
  3.2  Capital Structure.......................................................................      17
  3.3  Authority...............................................................................      17
  3.4  Compliance with Laws and Other Instruments..............................................      18
  3.5  Financial Statements....................................................................      18
  3.6  Absence of Undisclosed Liabilities......................................................      19
  3.7  Absence of Certain Changes..............................................................      19
  3.8  Taxes...................................................................................      20
  3.9  Employees...............................................................................      21
  3.10   Employee Benefit Plans................................................................      21
  3.11   Certain Agreements....................................................................      22
  3.12   Litigation............................................................................      22
  3.13   Title to and Condition of Assets......................................................      23
  3.14   Major Contracts.......................................................................      23
  3.15   Customers and Suppliers...............................................................      25
  3.16   Real Property.........................................................................      25
  3.17   Environmental Matters.................................................................      26
  3.18   Intellectual Property Rights..........................................................      26
  3.19   Investment Bankers, Brokers, and Finders..............................................      28
  3.20   Products Liability....................................................................      28
  3.21   Accounts Receivable...................................................................      28
  3.22   Inventory.............................................................................      28
  3.23   Insurance.............................................................................      29
  3.24   No Powers of Attorney or Guaranties...................................................      29
  3.25   No Conflict of Interest...............................................................      29
  3.26   Year 2000 Compliance..................................................................      30
  3.27   Books and Records.....................................................................      30
  3.28   Certain Payments......................................................................      30
  3.29   Complete Disclosure...................................................................      30

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF GROUPS.........................................      30

  4.1  Authority...............................................................................      30
  4.2  Ownership of Shares; No Liens or Encumbrances...........................................      31
  4.3  No Conflict.............................................................................      31
  4.4  Litigation..............................................................................      31

ARTICLE V     REPRESENTATIONS AND WARRANTIES OF BUYER..........................................      32

  5.1  Organization; Standing and Power........................................................      32
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
  5.2  Authority...............................................................................     32
  5.3  Compliance with Laws and Other Instruments..............................................     32
  5.4  Investment Bankers, Brokers, and Finders................................................     33
  5.5  Investment Purpose......................................................................     33

ARTICLE VI    COVENANTS OF COMPANY.............................................................     33

  6.1  Conduct of Business.....................................................................     33
     6.1.1  Ordinary Course....................................................................     33
     6.1.2  Dividends; Changes in Stock........................................................     34
     6.1.3  Issuance of Securities.............................................................     34
     6.1.4  Governing Documents................................................................     34
     6.1.5  No Acquisitions....................................................................     34
     6.1.6  No Dispositions....................................................................     35
     6.1.7  Indebtedness.......................................................................     35
     6.1.8  Plans; Employees...................................................................     35
     6.1.9  Claims.............................................................................     35
     6.1.10  Agreement.........................................................................     35
  6.2  Breach of Representations and Warranties; Supplemental Disclosure.......................     35
  6.3  Consents................................................................................     36
  6.4  Reasonable Efforts......................................................................     36
  6.5  Audit...................................................................................     36

ARTICLE VII   COVENANTS OF BUYER...............................................................     36

  7.1  Breach of Representations and Warranties................................................     36
  7.2  Consents................................................................................     36
  7.3  Reasonable efforts......................................................................     36

ARTICLE VIII  ADDITIONAL AGREEMENTS............................................................     37

  8.1  Access to Information...................................................................     37
  8.2  HSR Act Filings.........................................................................     37
  8.3  Employee Benefits.......................................................................     38
  8.4  Officers and Directors..................................................................     38
  8.5  Expenses................................................................................     39
  8.6  Additional Agreements...................................................................     39
  8.7  Public Announcements....................................................................     39
  8.8  Termination of Previous Shareholders Agreement..........................................     40
  8.9  Noncompetition; Nonsolicitation.........................................................     40
  8.10   Exclusivity; Acquisition Proposals....................................................     42
  8.11   Shareholder Representative............................................................     43
  8.12   Release of Personal Guaranties........................................................     43
  8.13   Taxes.................................................................................     43
  8.14   Redemption of Certain Company Shares; Distribution of Certain Assets..................     45
  8.15   Conduct of Business During the Earn Out Period........................................     45
  8.16   Limited Trademark License.............................................................     46
  8.17   Certain Promotional Expenses..........................................................     46
  8.18   Trademark Filings.....................................................................     46

ARTICLE IX CONDITIONS PRECEDENT................................................................     47

  9.1  Conditions to Each Party's Obligation to Effect the Transaction.........................     47
     9.1.1  Consents...........................................................................     47
     9.1.2  No Restraints......................................................................     47
     9.1.3  No Burdensome Condition............................................................     47
     9.1.4  Closing Date Deliveries............................................................     47
     9.1.5  Other Documents and Certificates...................................................     47
  9.2  Conditions of Obligations of Buyer......................................................     47
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
     9.2.1  Representations and Warranties of the Company, the Shareholders, and the General
            Partners................................................................................  47
     9.2.2  Performance of Obligations of the Company, the Shareholders, and the General Partners...  48
     9.2.3  Opinion of Company's Counsel............................................................  48
     9.2.4  Repayment of Shareholder Loans..........................................................  48
     9.2.5  Certificate Regarding Foreign Status....................................................  48
     9.2.6  Receipt of Audit........................................................................  48
     9.2.7  Termination of Related Party Agreements.................................................  49
     9.2.8  Amendment of Lease......................................................................  49
     9.2.9  Terminations of Liens...................................................................  49
   9.3  Conditions of Obligations of the Shareholders...............................................  49
     9.3.1  Representations and Warranties of Buyer.................................................  49
     9.3.2  Performance of Obligations of Buyer.....................................................  49
     9.3.3  Opinion of Buyer's Counsel..............................................................  49

ARTICLE X     INDEMNIFICATION.......................................................................  50

   10.1  Indemnification by Shareholders and General Partners.......................................  50
   10.2  Indemnification By Buyer...................................................................  50
   10.3  Notice of Claims...........................................................................  51
   10.4  Third Party Claims.........................................................................  51
   10.5  Time Limit.................................................................................  52
   10.6  Limitations................................................................................  53
   10.7  Special Indemnity for Lu-Mar/CMS Claims....................................................  53
   10.8  Allocation of Liability; Non-discrimination................................................  53
   10.9  Exclusive Remedy...........................................................................  54
   10.10  Maintenance of Insurance; Pursuit of Third Party Claims...................................  54

ARTICLE XI    TERMINATION, AMENDMENT AND WAIVER...................................................... 55

   11.1  Termination................................................................................. 55

ARTICLE XII   GENERAL PROVISIONS..................................................................... 56

   12.1  Governing Law; Jurisdiction and Venue....................................................... 56
   12.2  Notices..................................................................................... 56
   12.3  Interpretation.............................................................................. 58
   12.4  Counterparts................................................................................ 58
   12.5  Miscellaneous............................................................................... 58

                                     -iii-
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                               LIST OF SCHEDULES
                               -----------------

Schedule 3.9     Officers and Sole Director
Schedule 3.10    Employee Benefit Plans
Schedule 3.12    Litigation
Schedule 3.13(b) Tangible Personal Property
Schedule 3.14    Major Contracts
Schedule 3.15    Customers and Suppliers
Schedule 3.16    Leased Premises
Schedule 3.18(a) Registered Intellectual Property
Schedule 3.18(b) Licensed Intellectual Property
Schedule 3.23    Insurance Policies
Schedule 8.14    Assets to be Distributed in Redemption of Certain Company
                 Shares
Schedule 8.15    Post-Closing Reporting Obligations of Company to Buyer
Schedule 9.1.1   Consents
Schedule 9.2.7   Related Party Agreements
Company Disclosure Schedule
Group Disclosure Schedule
Buyer Disclosure Schedule


                                LIST OF EXHIBITS
                                ----------------

Exhibit 1 FY 2000 Plan; Adjustments for Earnings for Periods from February 1, 1999 until Closing
Exhibit 2.5(a)(ix)  Escrow Agreement
Exhibit 9.2.3       Opinion of Company's Counsel
Exhibit 9.3.3       Opinion of Buyer's Counsel

                           STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement"), is made effective as of March 10, 1999, by and among Aurora Foods Inc., a Delaware corporation ("Buyer"); Sea Coast Foods, Inc., a Washington corporation (the "Company"); Galando Investments Limited Partnership, a Washington limited partnership and Carey-On Limited Partnership, a Washington limited partnership (individually, a "Shareholder" and collectively, the "Shareholders"), and Joseph A. Galando, Barbara J. Galando, Stanley J. Carey, and Mary K. Carey, individually and as the general partners of the Shareholders (individually, a "General Partner" and collectively, the "General Partners").


                                   RECITALS

     INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, Buyer, the Company, the Shareholders, and the General Partners hereby agree as follows:


                                   AGREEMENT

                                   ARTICLE I

                                  DEFINITIONS

     For purposes of this Agreement, capitalized terms shall have the following meanings:

     "Accounting Arbitrator" shall mean the independent accounting firm designated in Section 2.2.

     "Acquisition Transaction" shall have the meaning given in Section 8.10.

     "Affiliate" shall mean, with respect to any person, (i) any Associate of such person and (ii) any person that Controls, is under common Control with, or is Controlled by that person, whether directly or indirectly or through one or more intermediaries.

     "Agreement" shall mean this Stock Purchase Agreement.

     "Antitrust Laws" shall mean the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     "Applicable Percentage" shall mean, in the case of either Galando Investments Limited Partnership, the General Partners of Galando Investments Limited Partnership, or the Galando Group, 83.275%, and in the case of Carey-On Limited Partnership, the General Partners of Carey-On Limited Partnership, or the Carey Group, 16.725%.

     "Ardolino Adjustment" shall have the meaning given in Section 2.7.

     "Ardolino Payments" shall mean any payments made pursuant to that certain Agreement dated December 11, 1998, by and between the Company and Ralph Ardolino.

     "Assets" shall mean all of the properties and assets owned, leased, or licensed by the Company, except for the Leased Premises, whether personal or mixed, tangible or intangible, wherever located.

     "Associate" shall mean with respect to any person, (i) any corporation or organization of which such person is an officer, director, member, or partner, or is, directly or indirectly, the beneficial owner of 10% or more of a class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person.

     "Audit" shall have the meaning given in Section 6.5.

     "Business Condition" with respect to any entity shall mean the business, financial condition, results of operations or assets (without giving effect to the consequences of the Transaction contemplated by this Agreement) of such entity and its subsidiaries taken as a whole.

     "Buyer" shall mean Aurora Foods Inc., a Delaware corporation.

     "Buyer Disclosure Schedule" shall mean a document referring specifically to the representations and warranties in this Agreement that is delivered by Buyer to the Company prior to the execution of this Agreement.

     "Buyer Required Statutory Approvals" shall have the meaning given in
Section 5.3(b).

     "Carey Group" shall mean Carey-On Limited Partnership, Stanley J. Carey, and Mary K. Carey.

     "Claim Notice" shall mean a written notice in reasonable detail of the facts and circumstances that form the basis of an indemnification claim hereunder and setting forth an estimated amount of the potential Losses and the sections of this Agreement upon which the claim for indemnification for such Losses is based.

     "Closing" shall mean the closing of the Transaction.

     "Closing Date" shall have the meaning given in Section 2.4.

     "Closing Statement" shall have the meaning given in Section 2.2(a).

     "Closing Balance Sheet" shall have the meaning given in Section 2.2(b).

     "CMS" shall mean Club Marketing Services, Inc.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" shall mean Sea Coast Foods, Inc., a Washington corporation or, to the extent applicable after the Closing, a separate business unit of the Buyer that is the successor to the Chef's Choice business of the Company or other successor to such business.

     "Company Action" shall have the meaning given in Section 3.18(h).

     "Company Disclosure Schedule" shall mean a document referring specifically to the representations and warranties in this Agreement that is delivered by the Company to Buyer prior to the execution of this Agreement.

     "Company Financial Statements" shall have the meaning given in Section 3.5.

     "Company Indebtedness" shall mean (i) debt for borrowed money and borrowed money in respect of which the Company has provided its guarantee; (ii) all capitalized lease obligations (but excluding all operating lease obligations);
(iii) amounts due under that certain Promissory Note dated May 7, 1998, to Nicholas L. MacPhee and Daniel L. MacPhee in the original principal amount of $3,852,000; and (iv) the Ardolino Payments.

     "Company Required Statutory Approvals" shall have the meaning given in
Section 3.4(c).

     "Company Shares" shall mean the issued and outstanding shares of capital stock of the Company.

     "Competing Products" shall have the meaning given in Section 8.9(a).

     "Confidentiality Agreement" shall mean that certain Confidentiality and Nonsolicitation Agreement entered into between the Company and Buyer, dated October 23, 1998.

     "Consent" shall mean a consent, approval, Order, or authorization of, or registration, declaration, or filing with, or exemption by any third party, including without limitation by any Governmental Entity.

     "Control" of a corporation, limited liability company or other body corporate by a person is deemed to occur if:

     (a) securities of the corporation, limited liability company or other body corporate, to which are attached more than 50% of the votes that may be cast to elect members of the managing directors, board of directors or other governing body of the corporation, limited liability company or other body corporate, or other rights to elect a majority of such members are held, other than by way of security or pledge only, by or for the benefit of that person, and

     (b) the votes attached to those securities are sufficient, or such rights are sufficient, if exercised, to elect a majority of the members of the board of directors or other governing body of the corporation, limited liability company or other body corporate, and any derivative thereof has a similar meaning.

     "Counternotice" shall mean a written objection to a claim or payment setting forth the basis for disputing such claim or payment.

     "Covenant Dispute" shall have the meaning given in Section 8.9(e).

     "Covered Matter" shall have the meaning given in Section 10.6(b).

     "Current Balance Sheet" shall have the meaning given in Section 3.5.

     "Default Interest Rate" shall have the meaning given at Section 2.8.

     "Demanding Party" shall have the meaning given in Section 8.9(e)(i).

     "Designated Individuals" shall have the meaning given in Section 2.3(f).

     "Earnings" shall mean the earnings of the Company before deductions for interest and income taxes; provided, however, that in determining Earnings there shall be no deduction for (or inclusion as an expense in respect of) (a) any advertising, marketing, slotting or other promotional expenses directed by Buyer or its Affiliates unless approved in writing by the Shareholder Representative before being incurred; (b) any personnel expenses directed by Buyer or its Affiliates unless approved in writing by the Shareholder Representative before being incurred; provided, however, that any bonuses payable under the Employment Agreements with respect to the Earn Out Period shall be deducted from Earnings;
(c) any management fees charged by Buyer or its Affiliates to the Company; (d) any allocation of corporate overhead of Buyer or its Affiliates; (e) any expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, the Ardolino Payments, the costs of the Audit, and the costs of any PWC (or other Buyer auditor) audit of the Company or of other PWC work done pursuant to Section 2.3(a); (f) any other expenses not contemplated by the FY 2000 Plan and directed by Buyer or its Affiliates, unless approved in writing by the Shareholder Representative before being incurred; (g) any amortization or depreciation of goodwill recognized in connection with the transactions contemplated by this Agreement or any purchase accounting adjustments recorded by the Buyer or its Affiliates in connection with the transactions contemplated by this Agreement; and (h) any extraordinary or non-recurring items of income or loss, including without limitation any transition expenses incurred in connection with relocation of the Company, in connection with the interfacing of the Company systems with the Buyer systems, and similar expenses. Earnings shall also be determined by making the adjustments to net revenues or expenses of the Company for the period from February 1, 1999 until Closing of the type contemplated by Exhibit 1.

     "Earn Out Payment" shall have the meaning given in Section 2.3.

     "Earn Out Period" shall have the meaning given in Section 2.3.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean any entity which is, or at any relevant time was, a member of a controlled group of corporations with, under common control with, or a member of an affiliated service group with, the Company, as defined under Section 414(b), (c), (m) or (o) of the Code.

     "Employment Agreements" means employment agreements executed in connection with execution of this Agreement between each of Joseph A. Galando, Steve Galando and Ralph Ardolino and the Buyer, which agreements shall not become effective unless and until Closing takes place.

     "Environmental Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, Orders, Licenses, plans, or ordinances where the Company conducts business, any of which govern pollution, protection of the environment, air emissions, water discharges, hazardous or toxic substances, or solid or hazardous waste, as any of these terms are defined in such statutes, laws, rules, regulations, codes, Order, Licenses, or ordinances.

     "Escrow Agent" shall mean U.S. Bank Trust, National Association, acting as escrow agent pursuant to the terms of the Escrow Agreement.

     "Escrow Agreement" shall have the meaning given in Section 2.5(a)(ix).

     "Fixed Assets" shall mean all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture, and fixtures used by or located on the premises of the Company, whether or not set forth in the Current Balance Sheet and whether or not acquired by the Company since the date of the Current Balance Sheet.

     "FY 2000 Earnings" shall have the meaning given in Section 2.3.

     "FY 2000 Earnings Dispute Notice" shall have the meaning given in Section 2.3.

     "FY 2000 Plan" shall mean the Company budget with respect to the period from February 1, 1999 through January 31, 2000, a copy of which is attached hereto as Exhibit 1.

     "Galando Group" shall mean Galando Investments Limited Partnership, Joseph
A. Galando, and Barbara J. Galando.

     "Governmental Entity" shall mean an administrative agency, court, or commission or other governmental authority or instrumentality, whether domestic or foreign.

     "Group" shall mean either the Carey Group or the Galando Group.

     "Hazardous Substances" shall include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation chemicals, compounds, by-products, pesticides, asbestos-containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Laws, or which are at the time of Closing regulated, listed or controlled by, under or pursuant to any Environmental Laws.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Income Taxes" shall mean any and all federal, state, or local Taxes imposed on net income.

     "Independent Law Firm" shall have the meaning given in Section 8.13.

     "Initial Purchase Price" shall have the meaning given in Section 2.1.

     "Intellectual Property Rights" shall mean (i) all registered or unregistered trademarks, trade names, and service marks and any applications to register any of the foregoing, together with any goodwill related thereto, (ii) patents and patent applications including without limitation any extensions, reexaminations, or re-issues of any patents, (iii) registered or unregistered copyrights and any applications for registration of copyrights, (iv) trade secrets, processes, know-how, formulas, recipes, or other tangible or intangible proprietary information or material, and (v) any agreement for any of the foregoing, relating to the assets or the business of the Company as of the date of this Agreement.

     "IRS" shall mean the United States Internal Revenue Service.

     "Knowledge of the Company" shall mean the actual knowledge, after reasonable inquiry, of the following individuals: (i) Joseph A. Galando; (ii) Stanley J. Carey; (iii) Steve Galando; (iv) David Galando; and with respect to Sections 3.14 and 3.15 only (v) Ralph Ardolino.

     "Leased Premises" shall mean all parcels of real estate subject to leases to which the Company is a party as a lessee.

     "Licensed Intellectual Property" shall have the meaning set forth in
Section 3.18(b).

     "Licenses" shall mean all licenses, certificates, permits, approvals and registrations as are required by any Governmental Entity.

     "Licensor Action" shall have the meaning given in Section 3.18(i).

     "Losses" shall mean direct and actual losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys' fees) of any kind net of (i) any insurance proceeds received (less the fees and expenses incurred to obtain such proceeds); (ii) any actual recovery from third parties (less the fees and expenses incurred to obtain such proceeds); and (iii) the present value of any Tax benefits (net of any Tax detriment arising from the inclusion in income of the payment of any amount as indemnification hereunder) actually realized as a result of such losses, and excluding all indirect and/or consequential damages of any kind, other than indirect and/or consequential damages falling within the scope of the Lu-Mar/CMS Claims.

     "Lu-Mar" shall mean Lu-Mar Lobster and Shrimp, Inc.

     "Lu-Mar/CMS Claims" shall mean the claims listed at items (1), (2) and (3) on Schedule 3.12.

     "Material Adverse Effect" shall mean a material adverse effect other than resulting from (i) changes attributable to conditions affecting the frozen food business generally, or (ii) changes in general economic conditions.

     "Minimum Working Capital" shall have the meaning given in Section 2.2.

     "Notice of Dispute" shall have the meaning given in Section 2.2(c).

     "Notices" shall mean non-compliance orders and notices of violation.

     "Orders" shall mean a decree, judgment, injunction, ruling or other order of a Governmental Entity having jurisdiction.

     "Payment Certificate" shall mean a written claim for payment of Losses in reasonable detail and specifying the amount of such Losses.

     "Plan" shall mean an "employee benefit plan" within the meaning of Section 3(3) of ERISA, including, without limitation, any employee bonus, profit sharing, retirement, stock purchase, stock option, recapitalization, insurance, medical, life, disability, severance, or other benefit plan governing active, former or retired employees of the Company and any ERISA Affiliate.

     "Prior Tax Returns" shall have the meaning given in Section 8.13.

     "Proceedings" shall mean claims in writing, suits, actions, or administrative, arbitral, or judicial proceedings.

     "Purchase Price" shall have the meaning given in Section 2.1.

     "PWC" shall have the meaning given in Section 2.3(a).

     "Registered Intellectual Property" shall have the meaning set forth in
Section 3.18(a).

     "Responding Party" shall have the meaning given in Section 8.9(e)(i).

     "Shareholders" shall mean Galando Investments Limited Partnership, a Washington limited partnership, and Carey-On Limited Partnership, a Washington limited partnership.

     "Shareholder Representative" shall have the meaning given in Section 8.11.

     "Tax Accounting Firm" shall have the meaning given at Section 8.13.

     "Tax" and "Taxes" shall mean any and all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including without limitation any federal, state, local, or foreign net income, gross income, gross receipts, unitary, license, payroll, unemployment, excise, severance, stamp, premium, windfall profits, environmental, occupational, lease, fuel, customs, duties, capital stock, franchise, profits, withholding, Social Security, disability, real property, personal property (tangible and intangible), sales, use, transfer, registration, value added, alternative or minimum, estimated, or any other kind of tax whatsoever, including the recapture of any tax items, and including any interest, addition, penalty, or other associated charge thereto, whether disputed or not.

     "Tax Returns" shall mean any returns, informational returns, reports, or statements with respect to Taxes that are required to be filed with any taxing authority.

     "Third Party Action" shall have the meaning given in Section 3.18(g).

     "Third Party Claim" shall have the meaning given in Section 10.4.

     "Transaction" shall mean the purchase of the Company Shares by Buyer from the Shareholders pursuant to the terms of this Agreement.

     "Threshold Amount" shall have the meaning given in Section 10.6.

     "Working Capital" means the amount by which the Company's current assets exceed the Company's current liabilities. For these purposes: (a) the current portion of the Company Indebtedness shall be excluded from current liabilities (accordingly, but not by way of limitation, there shall be no deduction for Company Indebtedness to Nicholas L. MacPhee and Daniel MacPhee); (b) prepaid tax deposits shall be excluded from current assets and accruals, if any, for Taxes in respect and to the extent of the prepaid tax deposits shall be excluded from current liabilities; (c) any accruals made in connection with the Ardolino Payments shall be excluded from current liabilities; (d) all assets and liabilities listed on Schedule 8.14 (the shrimp supply business) shall be excluded from current assets and current liabilities; (e) accounts receivable shall be recorded net of allowance for bad debts, but there shall be no reduction for amounts due to the payors in respect of advertising, promotions, and slotting allowances; (f) the accrual for taxes shall be based on the principles and methods used by the Company in the Prior Tax Returns and the Company's books and records through the Closing Date and its treatment of items therein; and (g) bonuses attributable to the period from February 1, 1999 to the Closing Date under the Employment Agreements shall be accrued (which accrual shall be based on the assumption that FY 2000 Earnings will be $11,500,000).

     "Working Capital Accounting Principles" shall have the meaning given in
Section 2.2(b).


                                  ARTICLE II

                          PURCHASE OF COMPANY SHARES

     2.1 Purchase of Shares. At Closing, the Shareholders shall sell and transfer to the Buyer, and the Buyer shall purchase from the Shareholders, those Company Shares not previously redeemed by the Company pursuant to Section 8.14. In consideration for the sale and transfer to Buyer by each of the Shareholders of the Company Shares not previously redeemed by the Company pursuant to Section 8.14, and the representations, warranties, and covenants contained herein, Buyer agrees to pay to the Shareholders: (a) on the Closing Date, an aggregate amount equal to the sum of: (i) Forty Nine Million Nine Hundred Thousand Dollars ($49,900,000), plus (ii) any amounts by which the Working Capital level, as set forth on the Closing Statement, is higher than Four Million Two Hundred Thousand Dollars ($4,200,000) (the "Minimum Working Capital"), less (iii) any amounts by which the Working Capital level, as set forth on the Closing Statement, is less than the Minimum Working Capital, and less (iv) the amount of principal of, and accrued interest on, Company Indebtedness as of the Closing Date, as set forth on the Closing Statement (the "Initial Purchase Price"); plus (b) the Earn Out Payment (if any) calculated in accordance with the provisions of Section 2.3; plus (c) the Ardolino Adjustment (if any) in accordance with the provisions of
Section 2.7 (the Initial Purchase Price together with the Earn Out Payment and the Ardolino Adjustment, the "Purchase Price"). Out of the Initial Purchase Price, Seven Million Dollars ($7,000,000) shall be remitted by Buyer to Escrow Agent, to be held and released by Escrow Agent in accordance with the terms of the Escrow Agreement. The balance of the Initial Purchase Price shall be payable at Closing by wire transfer of immediately available funds, and shall be payable to Shareholders pro rata according to the number of Company Shares held by each of them and the resulting Applicable Percentage for such Shareholder, as set forth below:

        Shareholder               Number of Shares              Applicable Percentage
--------------------------   --------------------------    -------------------------------
 Galando Investments
 Limited Partnership                     712*                         83.275%
 Carey-On Limited
 Partnership                             143*                         16.725%


* The above numbers will be adjusted prior to Closing pursuant to Section 8.14 but that will not affect the Applicable Percentages.

          2.2 Adjustment of Initial Purchase Price. Notwithstanding the foregoing, the Initial Purchase Price shall be determined and adjusted as follows:

               (a) At least two (2) business days prior to Closing, the Company shall prepare and provide to Buyer a statement (the "Closing Statement"), estimating (i) Company Indebtedness as of the opening of business on the Closing Date, and (ii) the amount by which Working Capital as of the opening of business on the Closing Date exceeds or is less than the Minimum Working Capital.

               (b) As soon as practicable after the Closing Date, but in no event more than ninety (90) days thereafter, the Shareholder Representative shall, at the cost of the Shareholders, cause to be prepared and delivered to Buyer a closing balance sheet of the Company as of the opening of business on the Closing Date (the "Closing Balance Sheet"), prepared in accordance with generally accepted accounting principles, as consistently applied by the Company and as modified by the past practice of the Company, including without limitation (i) the same materiality standard as used in the past by the Company; and (ii) the variations from generally accepted accounting principles as used in the Company's past practice as set forth at items (1), (7), and (9) (in the case of item (9), with respect to periods from February 1, 1999) of Section 3.5 of the Company Disclosure Schedule (for avoidance of doubt, advertising, promotion, and slotting expenses shall not be accrued) (such accounting principles as modified by the past practice of the Company, together with the adjustments contemplated by the definition of Working Capital, the "Working Capital Accounting Principles"), calculating Company Indebtedness and Working Capital as of the opening of business on the Closing Date. (For avoidance of doubt, Working Capital shall be determined in accordance with the Working Capital Accounting Principles). During the period from the Closing until the final adjustment, if any, to the Initial Purchase Price pursuant to this Section 2.2, Buyer shall give the Shareholder Representative and his accountants, counsel, and other representatives, reasonable access during normal business hours to (i) all of the Company's properties, books, contracts, commitments, and records, and (ii) all other information concerning the business, properties and personnel of the Company, as the Shareholder Representative may reasonably request and as is necessary to prepare, make revisions to, and evaluate proposed changes to the Closing Balance Sheet.

               (c) If Buyer wishes to dispute the Closing Balance Sheet, Buyer shall notify the Shareholder Representative in writing within thirty (30) days after the date of receipt of the Closing Balance Sheet. Such notice (a "Notice of Dispute"), shall specify the points of disagreement. Failure of Buyer to respond to the Closing Balance Sheet within the thirty (30) day notice period shall be deemed an acceptance of the Closing Balance Sheet prepared by the Shareholder Representative, and his calculation of Company Indebtedness and Working Capital, whereupon they shall be deemed final, conclusive, and binding on all parties. In the event of the delivery to the Shareholder Representative of a Notice of Dispute, Buyer and the Shareholder Representative shall consult in good faith with respect to such point(s) of disagreement in an effort to resolve such dispute. If such dispute cannot be resolved within fifteen (15) days after the Shareholder Representative receives the Notice of Dispute, Buyer, the Shareholders, and the Company hereby mutually agree to appoint Ernst & Young LLP (the "Accounting Arbitrator"), to determine all outstanding points of disagreement with respect to the Closing Balance Sheet.

               (d) Buyer and the Shareholders agree that in resolving any dispute with respect to the Closing Balance Sheet and the calculation of Company Indebtedness and Working Capital, the Accounting Arbitrator shall apply the Working Capital Accounting Principles. All determinations made by the Accounting Arbitrator shall be final, conclusive and binding on each party. Upon such determination, the Closing Balance Sheet as adjusted by the Accounting Arbitrator, and the Accounting Arbitrator's determination of the Company Indebtedness and Working Capital, shall be deemed final, conclusive, and binding on all parties. The Accounting Arbitrator shall be directed to make its determination within forty-five (45) days of appointment. Each party shall bear its own costs and expenses associated with such determination. The fees and expenses of the Accounting Arbitrator (if any) shall be borne one half by Buyer and the balance by the Shareholders in accordance with their Applicable Percentage.

               (e) The Initial Purchase Price will be adjusted based upon the Closing Balance Sheet in accordance with the foregoing. In the event an amount is owed hereunder by Buyer to Shareholders as a result of any such adjustment, Buyer shall deliver such amount in immediately available funds to the Shareholders, allocated among the Shareholders in accordance with their Applicable Percentage, within fifteen (15) days after: (i) lapse of the thirty
(30) day period that Buyer has, following receipt of the Closing Balance Sheet, for disputing the Closing Balance Sheet, in the event there is no Notice of Dispute, or (ii) a final determination by the Accounting Arbitrator. In the event an amount is owed hereunder by Shareholders to Buyer as a result of any such adjustment, the Shareholders shall deliver, each in accordance with its Applicable Percentage, such amount in immediately available funds to the Buyer within fifteen (15) days after: (i) lapse of the thirty (30) day period that Buyer has, following receipt of the Closing Balance Sheet, for disputing the Closing Balance Sheet, in the event there is no Notice of Dispute, or (ii) a final determination by the Accounting Arbitrator. In addition to such payment due on such fifteenth (15th) day, the party responsible for making such payment shall on such 15th day pay interest accrued on such payment from the Closing Date until such 15th day, calculated at a rate of seven percent (7%) per annum.

     2.3  Earn Out Payment.

               (a) As soon as practicable after January 31, 2000, PriceWaterhouseCoopers LLP ("PWC") shall, at the expense of the Buyer, audit the financial statements of the Company as of January 31, 1999 and management's calculation of the Earnings of the Company for the period from February 1, 1999 through January 31, 2000 (the "Earn Out Period", and such Earnings, the "FY 2000 Earnings") in the manner specified in this Section 2.3. No later than April 30, 2000, the Company shall deliver notice of the FY 2000 Earnings to the Shareholders, as audited by PWC, together with PWC's audit report on the Company's financial statements as of January 31, 1999 and on management's calculation of Earnings. During the Earn Out Period, as soon as practicable after the end of: (i) each month and in any event within forty-five (45) days thereafter, the Company shall provide the Shareholders with a balance sheet with respect to the Company as of the end of such month, and a statement of income for such month and for the current fiscal year to date, and (ii) each quarter and in any event within forty-five (45) days thereafter, the Company shall provide the Shareholders with a statement of cash flows for such quarter and for the current fiscal year to date, in each case prepared in accordance with this
Section 2.3 and with generally accepted accounting principles, as consistently applied by the

Company (the same materiality standard as used in the past by the Company shall be used in preparing such statements but any variations from generally accepted accounting principles set forth at Section 3.5 of the Company Disclosure Schedule shall not be used by in preparing such statements), all in reasonable detail and signed by the principal financial officer of Buyer.

               (b) The FY 2000 Earnings shall be calculated in accordance with this Section 2.3, the definition of Earnings, and with generally accepted accounting principles, as consistently applied by the Company (the same materiality standard as used in the past by the Company shall be used in calculating FY 2000 Earnings but any variations from generally accepted accounting principles set forth at Section 3.5 of the Company Disclosure Schedule shall not be used in calculating FY 2000 Earnings). During the period from the Closing until the date the Earn Out Payment, if any, is actually made pursuant to this Section 2.3, Company and Buyer shall give the Shareholder Representative and his accountants, counsel, and other representatives, reasonable and prompt access during normal business hours to (i) all of the properties, books, contracts, commitments, and records related to the Company, and (ii) all other information concerning the Company that the Shareholder Representative may reasonably request and that is necessary to evaluate and propose changes to the FY 2000 Earnings notified by Company. In addition, Buyer shall direct PWC to give to Moss Adams LLP advance notice of and permit Moss Adams LLP to be present at all inventories done or used by PWC in connection with its calculation of FY 2000 Earnings and to review all of PWC's work papers in connection therewith.

               (c) In the event the FY 2000 Earnings are less than or equal to Ten Million Dollars ($10,000,000), then no additional amounts shall be payable to the Shareholders. In the event the FY 2000 Earnings exceed Ten Million Dollars ($10,000,000), an additional amount (the "Earn Out Payment") shall be calculated and paid by Buyer to the Shareholders in accordance with this Section 2.3(c). If the FY 2000 Earnings are greater than Ten Million Dollars ($10,000,000) but less than Eleven Million Five Hundred Thousand Dollars ($11,500,000), then the Earn Out Payment shall equal the product of such excess and Three and One-Third (3 1/3). If the FY 2000 Earnings equal or exceed Eleven Million Five Hundred Thousand Dollars ($11,500,000), then the Earn Out Payment shall equal the sum of: (i) Five Million Dollars ($5,000,000) and (ii) the product of such excess and One and Two-Thirds (1 2/3).

               (d) Unless there is a dispute regarding the Earn-Out Payment (in which case the provisions of Section 2.3(e) or Section 2.3(g) shall govern) or the Earn Out Payment is required to be paid earlier in accordance with the provisions of Section 2.3(f), the Earn Out Payment shall be paid by Buyer to the Shareholders in cash or immediately available funds by May 15, 2000. Any payment of the Earn Out Payment under this Section 2.3(d) or the substitute payment under Section 2.3(f) shall be made to the Shareholders in accordance with their Applicable Percentage.

               (e) Upon receipt of the notice of FY 2000 Earnings from Company contemplated by Section 2.3(a), the Shareholder Representative shall have thirty
(30) days in which to object in writing to Buyer with respect to the Company's calculation of the FY 2000 Earnings (the "FY 2000 Earnings Dispute Notice"). In the event the Shareholder

Representative does not object to the Company's calculation of the FY 2000 Earnings within such thirty (30) day period, the Company's calculation of the FY 2000 Earnings, as notified to the ShareholderRepresentative, shall be deemed final, conclusive, and binding on all parties. In the event the Shareholder Representative gives a timely FY 2000 Earnings Dispute Notice, then the Shareholder Representative and Buyer shall work together in good faith to reach an agreement on the appropriate Earn Out Payment. If within fifteen (15) days after Buyer's receipt of the FY 2000 Earnings Dispute Notice, the parties have not reached an agreement, the parties shall engage the Accounting Arbitrator to calculate the amount, except as otherwise provided at Section 2.3(g). The decision of the Accounting Arbitrator shall be final, conclusive, and binding on all parties. The Accounting Arbitrator shall make its determinations using the accounting and other principles set forth in Section 2.3(b). The Accounting Arbitrator shall be directed to make its determination within forty-five (45) days of its engagement. Payment shall be due within ten (10) days after the resolution of any such dispute. In addition to the Earn Out Payment due on such tenth (10th) day, Buyer shall on such 10th day pay interest accrued on the Earn Out Payment from May 15, 1999 until such 10th day, calculated at a rate of seven percent (7%) per annum. Each of Buyer and the Shareholders shall pay the costs and expenses of their own accountants and attorneys and shall equally bear the expense of the arbitration, with the one-half portion to be borne by the Shareholders being paid by each of them in accordance with their Applicable Percentage.

               (f) If prior to the end of the Earn Out Period, either (X) any of the following events occurs on or prior to December 1, 1999: (a) as a result of any merger, sale of shares, other disposition, or other event or series of events, the Company is no longer Controlled by the Buyer (but not including a merger of the Company into the Buyer), (b) any sale, license, lease or other disposition by Company of all or substantially all of the assets of the Company (unless to the Buyer or an entity Controlled by the Buyer), (c) any event or circumstance in which either of the following occurs: (i) more than one of the following individuals no longer holds the position at the Buyer in which he or she is employed as of the date of this Agreement: Ian R. Wilson, James B. Ardrey, Ray Chung or M. Laurie Cummings (such individuals, collectively, the "Designated Individuals"), or (ii) fewer than two members of the board of directors of Buyer or its successor by merger or otherwise are Designated Individuals, provided that for purposes of the foregoing, cessation of status as an executive or board member of Buyer because of death or disability shall be disregarded, (d) any sale, license, lease or other disposition by Buyer of all or substantially all of its assets, (e) the commencement of bankruptcy, insolvency, receivership or similar proceedings by or against any of Buyer or Company, or (f) Buyer or its assignee under the relevant Employment Agreement, other than pursuant to action directed or approved in writing by the Shareholder Representative, terminates the employment of either Steve Galando or Ralph Ardolino with the Company for reasons other than (i) "Cause," as defined in their respective Employment Agreements, or (ii) failure of the Company to earn at least Three Million Eight Hundred Fifty One Thousand Dollars ($3,851,000) in Earnings during the period from February 1 to July 31, 1999 (termination by Buyer must take place on or before September 30, 1999 to qualify for this exception), or (Y) Buyer or its assignee under the relevant Employment Agreement terminates at any time during the Earn Out Period the employment of Joseph A. Galando with the Company for any reasons other than "Cause," death, or "permanent disability" as defined in such Employment Agreement, then the Shareholders shall, at the election of the Shareholder Representative, exercised within the later of thirty (30) days after the receipt by the

Shareholder Representative of notice of the event in question or thirty (30) days after the actual occurrence of the event in question, be entitled to receive Five Million Dollars ($5,000,000) in lieu of any Earn Out Payment calculated under this section. Such payment shall be in cash or immediately available funds and shall be made within ten (10) days of the election by the Shareholder Representative described above in a single payment.

               (g) In the event that Shareholders Representative alleges in its FY 2000 Earnings Dispute Notice an entitlement to a higher Earn Out Payment because of breaches of Buyer's covenants at Section 8.15, and the parties are unable to resolve the dispute within the fifteen (15) day resolution period referenced to at Section 2.3(e), then the Accounting Arbitrator shall not be engaged and the dispute shall be resolved in accordance with Section 12.1. Buyer shall pay interest on the Earn Out Payment, if any, determined to be due by the court of competent jurisdiction, from May 15, 2000 until the date the determination of the court becomes final and the Earn Out Payment is due per such determination, which interest shall (i) be at a rate of seven percent (7%) per annum, and (ii) be paid on the date the Earn Out Payment is due per such court determination.

          2.4 Closing. The Closing will take place at the offices of Preston Gates & Ellis LLP, 701 Fifth Avenue, Suite 5000, Seattle, Washington on Wednesday, March 31, 1999 (the "Closing Date"), unless another place or date is agreed to in writing by the parties hereto.

          2.5  Closing Date Deliveries.

               (a) On the Closing Date, the Company, the Shareholders, and the General Partners, as applicable, shall deliver to Buyer the following:

                    (i) Copy of the Articles of Incorporation of the Company, certified as of a recent date by the Washington Secretary of State;

                    (ii) Certificate of Existence of the Company as of a recent date issued by the Washington Secretary of State and certificates of qualification as a foreign corporation as of a recent date in those states where the Company is so qualified;

                    (iii) Officer's Certificate of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (w) no amendments to the Articles of Incorporation of the Company since the date of the certification by the Washington Secretary of State of the Articles of Incorporation of Company provided pursuant to Section 2.5(a)(i); (x) Bylaws of the Company; (y) resolutions of the Board of Directors of the Company and the Shareholders authorizing the execution and performance of this Agreement and the Transaction contemplated hereby; and (z) incumbency and signatures of the officers of the Company executing this Agreement and any agreement executed and delivered in connection herewith;

                    (iv) Stock certificates evidencing the Company Shares being sold to Buyer hereunder, together with duly executed stock assignments in form reasonably appropriate for transfer, and copies of the stock certificates evidencing the Company Shares redeemed by the

Company pursuant to Section 8.14 marked cancelled, together with copies of duly executed stock assignments to the Company in respect of such stock certificates;

                    (v) An opinion of Preston Gates & Ellis LLP, counsel to the Company, in the form of Exhibit 9.2.3, attached hereto;

                    (vi) The certificates required by Sections 9.2.1 and 9.2.2;

                    (vii) The stock register and minute book of the Company;

                    (viii) Executed letters of resignation from each of the Company's current officers and its sole director; and

                    (ix) A copy of the Escrow Agreement executed by the Shareholders and Escrow Agent, substantially in the form of Exhibit 2.5(a)(ix) hereto (the "Escrow Agreement").

               (b)  On the Closing Date, Buyer shall deliver the following:

                    (i) To Escrow Agent, that portion of the Initial Purchase Price to be remitted to Escrow Agent pursuant to Section 2.1, to each Shareholder, the balance of the Initial Purchase Price due to such Shareholder in accordance with Section 2.1, and to Joseph A. Galando and Stanley J. Carey, the noncompetition payments contemplated by Section 2.6;

                    (ii) The certificates required by Sections 9.3.1 and 9.3.2.

                    (iii) Copies of Buyer's Certificate of Incorporation, certified as of a recent date by the Delaware Secretary of State;

                    (iv) Certificate of good standing of Buyer issued as of a recent date by the Delaware Secretary of State;

                    (v) Officer's Certificate of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (a) no amendments to the Certificate of Incorporation since the date of the certification by the Delaware Secretary of State of the Certificate of Incorporation of Buyer provided pursuant to Section 2.5(b)(i); (b) the Bylaws of Buyer; (c) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the Transaction contemplated hereby; and (d) incumbency and signatures of the officers of Buyer executing this Agreement and any agreement executed and delivered in connection herewith;

                    (vi) To the Shareholders, an opinion of counsel to Buyer in substantially the form of Exhibit 9.2.3, attached hereto; and

                    (vii) To the Shareholders, a copy of the Escrow Agreement, executed by the Buyer.

          2.6  Payment for Noncompete; Allocation; Agreed Value for Certain
Assets.

               (a) Simultaneously with the payment of the Initial Purchase Price, the Buyer shall pay Fifty Thousand Dollars ($50,000) to Joseph A. Galando and Fifty Thousand Dollars ($50,000) to Stanley J. Carey, in consideration for their respective noncompetition covenants contained in this Agreement. Such payments shall be made in immediately available funds.

               (b) Buyer, the Company, the Shareholders, and the General Partners agree that the fair market value of the assets, net of liabilities transferred pursuant to Section 8.14, is as set forth on Schedule 8.14.

               (c) Buyer, the Company, the Shareholders, and the General Partners each agree that they shall complete all Tax Returns in a manner that reflects: (i) only the foregoing payments for, and no additional allocation from the Purchase Price for, the noncompetition covenants contained in this Agreement; and (ii) the value of the assets set forth on Schedule 8.14.

          2.7 Ardolino Adjustment. If, prior to the first anniversary of the Closing Date, Ralph Ardolino terminates his employment with the Company voluntarily or is terminated for "Cause" (as defined in his Agreement with the Company dated December 11, 1998) or breaches the noncompetition or confidentiality provisions of his Agreement with the Company dated December 11, 1998, and as a result the Company is relieved of its obligation to make the second Ardolino Payment, then within ten (10) days of such event Buyer shall pay to the Shareholders pro rata in accordance with their Applicable Percentage an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) (the "Ardolino Adjustment").

          2.8 Late Payments. In the event that any payment under this Article II or any portion thereof is not paid when due, then the party required to make payment shall also be required to pay interest on the unpaid amount at the rate of 12% per annum (the "Default Interest Rate") from the date the payment was due until the entire amount has been paid. For the avoidance of doubt, the amount of any payment, such as the Earn Out Payment, that by its terms includes or may include a 7% interest component shall be determined, including such interest component, as of the date it is required to be paid, and thereafter interest shall accrue on the unpaid portion of the amount as so calculated at the Default Interest Rate. The foregoing is in addition to any other remedies a party may have.


                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY

     Except as disclosed in the Company Disclosure Schedule and subject to the provisions of Section 10.8, the Company, the Galando Group, and the Carey Group represent and warrant to Buyer as herein set forth below. Such representations and warranties shall be deemed to be made as of the date hereof and as of the Closing Date. Disclosure of an item in response to one section of this Agreement shall constitute disclosure and response to every section of this Agreement, notwithstanding the fact that no express cross-reference is made, provided that the information provided in the Company Disclosure Schedule is meaningful and not misleading in the context deemed disclosed for such other purpose(s).

     3.1 Organization and Standing; No Subsidiaries; Charter Documents. The Company is a corporation duly organized and validly existing under the laws of the State of Washington, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a Material Adverse Effect on the Business Condition of the Company. The Company does not have any subsidiaries or own of record or beneficially any capital stock of or equity interest or investment in any person. The copies of the Articles of Incorporation and Bylaws of the Company previously delivered or made available to Buyer are true and complete copies of such instruments as amended through the date of this Agreement and are in full force and effect as of the date hereof.

     3.2  Capital Structure.

               (a) The authorized capital stock of the Company consists of Fifty Thousand (50,000) shares of voting common stock, of which Eight Hundred Fifty Five (855) shares are issued and outstanding and One Million (1,000,000) shares of non-voting common stock, of which no shares are issued and outstanding. All Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with applicable federal and state securities laws.

               (b) There are not any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements, or rights of any character to which the Company is a party or by which the Company may be bound obligating the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of the capital stock of the Company, or obligating the Company to grant, extend, or enter into any such option, warrant, call, conversion right, commitment, agreement, restriction, or right. The Company Shares to be purchased by Buyer pursuant to this Agreement shall, at the Closing, constitute all of the issued and outstanding capital stock of the Company.

     3.3 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Required Statutory Approvals, to consummate the Transaction contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation of the Transaction contemplated hereby have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

     3.4  Compliance with Laws and Other Instruments.

               (a) The Company holds all Licenses necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all

Governmental Entities having jurisdiction over it or any part of its operations, excepting, however, where such a failure would not have a Material Adverse Effect on the Business Condition of the Company. To the Knowledge of the Company, there are no violations or claimed violations of any such License or any such statute, law, ordinance, rule, or regulation.

               (b) Subject to the satisfaction of the conditions set forth in Sections 9.1 and 9.3, the execution and delivery of this Agreement do not, and the consummation of the Transaction contemplated hereby will not conflict with or result in any violation of, or default under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge, or other encumbrance on assets pursuant to (i) any provision of the Articles of Incorporation or Bylaws of the Company, or (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, License, Order, statute, law, ordinance, rule or regulation applicable to the Company or its properties or Assets, other than, in the case of (ii), any such violation or default which individually or in the aggregate would not have a Material Adverse Effect on the Business Condition of the Company.

               (c) No Consent of any third party is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transaction contemplated hereby except for Consents, if any, relating to the filing of a premerger notification report and all other required documents by Buyer and the Company, and the expiration of all applicable waiting periods under the HSR Act (the "Company Required Statutory Approvals"), except for such Consents as are identified and set forth on Schedule 9.1.1, and except for such other Consents which if not obtained would not have a Material Adverse Effect on the Business Condition of the Company.

     3.5 Company Financial Statements. The following financial statements have been provided to Buyer: (i) reviewed income statement and balance sheet of the Company as of the close of the fiscal year ended January 31, 1998, (ii) an internally prepared balance sheet dated January 31, 1999 (which balance sheet shall be referred to as the "Current Balance Sheet"); (iii) an internally prepared income statement of the Company for the period from February 1, 1998 to January 31, 1999 (the statements in (i) through (iii) above are collectively referred to as the "Company Financial Statements"). Such Company Financial
Statements: (i) were compiled from and are in accordance with the books and records regularly maintained by the Company; (ii) are true and correct in all material respects and present fairly, in all material respects, the financial position of the Company and the results of its operations as of the dates indicated; and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated in the notes thereto); provided, however, that the Current Balance Sheet does not include footnotes and there have been no period-end adjustments.

     3.6 Absence of Undisclosed Liabilities. Except for (i) liabilities that are accrued or reserved against in the Current Balance Sheet, and (ii) liabilities that have been incurred in the ordinary course of business since the date of the Current Balance Sheet or that would not, in accordance with the Company's normal accounting practices, be recorded in the Company's books as of or prior to the date of preparation of the Current Balance Sheet, and subject to normal booked allowances and unbooked allowances for advertising, promotion, and slotting, which have historically been accounted for by the Company on a cash basis, not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate,
(a) the Company has no liabilities or obligations (whether absolute, accrued, or contingent) that generally accepted accounting principles would require the Company to set forth on the Current Balance Sheet; and (b) the Company has no liabilities or obligations (whether absolute, accrued, or contingent) other than
(w) those that are the subject of exceptions at items (i) and (ii) in the first sentence of this Section 3.6, (x) liabilities or obligations disclosed in this Agreement, the Company Disclosure Schedule, or other schedules to this Agreement, (y) obligations under contracts and commitments of the Company that are not required to the listed on Schedules 3.14 or 3.18(b) or (z) liabilities that would be covered by the Company's insurance policies. (In interpreting this and other representations and warranties of this Agreement, the principle that the specific governs and controls over the general shall apply. Accordingly, by way of example but not by way of limitation, if there is a specific representation and warranty on the absence of infringement by the Company of the Intellectual Property Rights of third parties which is qualified to the Knowledge of the Company, the Shareholders shall have no liability for infringement by the Company which was not to the Knowledge of the Company, notwithstanding the provisions of this Section 3.6).

     3.7 Absence of Certain Changes. Except as disclosed on the Company Disclosure Schedule, and except as otherwise specifically disclosed or permitted by this Agreement, since the date of the Current Balance Sheet, the Company has conducted its business in the ordinary course and there has not been: (i) any Material Adverse Effect on the Business Condition of the Company or any development or combination of developments that is reasonably likely to result in such a Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect on the Business Condition of the Company; (iii) any increase or change in the compensation or benefits payable or to become payable by the Company to any of its employees, except in the ordinary course of business consistent with past practice, provided that the foregoing and item (v) below shall not be deemed to restrict or limit the Company's ability to pay bonuses to its employees; (iv) any acquisition or sale of a material amount of property of the Company, except in the ordinary course of business; (v) any increase or modification in any bonus, pension, insurance, or other employee benefit plan or arrangement made to, for, or with any of its employees; (vi) the granting of stock options, restricted stock awards, stock bonuses, stock appreciation rights and similar equity based awards; (vii) any amendments to the Articles of Incorporation or Bylaws of the Company; (viii) any resignation or termination of any officer or key employee of the Company (to the Knowledge of the Company, there is no impending resignation or termination of employment of any such officer or key employee); (ix) any sale, assignment, transfer, or license of any patents, trademarks, copyrights, trade secrets or other intangible assets; (x) any material change in the accounting policies of the Company or, with respect to the operation of the business or the Assets, any material change such as a change from co-packing to manufacturing by the Company or from an independent sales force to the use of employees; (xi) any disposal or lapse of any material rights to use any Intellectual Property Rights; (xii) any waiver, compromise, or cancellation of any right, or cancellation or compromise of any claim or liability, other than in the ordinary course of business and in a manner and amount consistent with the past practice of the Company (settlement of the Lu-Mar/CMS Claim shall not be a violation of this representation and warranty); (xiii) any termination, discontinuation, closure, or disposal of any material facility related to its business or the Assets; or (xiv) any agreement or arrangement to take any of the actions referred to in this Section 3.7.

     3.8  Taxes.

               (a) The Company has timely filed (or caused to be filed) all Tax Returns required to be filed by the Company, which Tax Returns are true, correct, and complete in all material respects. All Taxes of the Company for all taxable periods ending before the Closing Date, or otherwise attributable to all periods ending before the Closing Date, and all Taxes for periods beginning before and ending after the Closing which are allocable to the Shareholders under Section 8.13(c), have been or shall have been paid prior to Closing or shall have been adequately accrued or reserved (net of prepaid tax deposits) on the Closing Balance Sheet in accordance with generally accepted accounting principles, consistently applied. The Company Disclosure Schedule accurately sets forth the tax years beginning on or after February 1, 1995 for which the Company's federal and state income tax returns, respectively, have been audited and any years that are the subject of a pending audit by the IRS and the applicable state agencies. Except as so disclosed, the Company is not subject to any pending or, to the Knowledge of the Company, threatened, tax audit or examination and the Company has not waived any statute of limitations with respect to the assessment of any Tax.

               (b) There are no liens for Taxes upon the Assets of the Company, except for Taxes that are not yet payable. The Company has not entered into any agreements, waivers, or other arrangements in respect of the statute of limitations in respect of its Taxes or Tax Returns. The Company has withheld all Taxes required to be withheld in respect of wages, salaries, and other payments to all employees, officers, and directors and timely paid all such amounts withheld to the proper taxing authority.

               (c) No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

               (d) The Company has never been a party to any tax allocation agreement. The Company has never been a member of an affiliated group filing a consolidated federal income tax return or merged with another corporation.

               (e) The Company has never made an election under Section 341(f) of the Code.

     3.9 Employees. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Knowledge of the Company, threatened with respect to the Company. No employee of the Company has any written agreement or contract regarding his or her employment, other than an agreement for at-will employment. To the Knowledge of the Company, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement, or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company and, to the Knowledge of the Company, the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. To the Knowledge of the Company, the Company is in material compliance with all currently applicable laws respecting employment, employment practices and terms, conditions of employment and wages and hours. The Company is not engaged in any unfair labor practice and there is no unfair labor practice complaint pending or threatened against the Company before the National Labor Relations Board. There are no pending or threatened charges or complaints alleging sexual harassment or other discrimination by the Company or any of its employees. Schedule 3.9 identifies: (a) the name of each director and officer of the Company (including the title of any officer); and (b) all accrued but unpaid vacation pay and any other compensation owing to any General Partner as of January 31, 1999 that is not reflected on the Current Balance Sheet.

     3.10  Employee Benefit Plans.

               (a) Each Plan is listed in Schedule 3.10. The Company has delivered or made available to Buyer true and correct copies of all governing instruments and related agreements with respect to each such Plan. Except as set forth on the Company Disclosure Schedule, (i) to the Knowledge of the Company, each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by ERISA, the Code and all other applicable statutes, Orders, rules, and regulations; (ii) each Plan is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability; (iii) to the extent applicable, to the Knowledge of the Company, the Plans comply, in all material respects, with the requirements of ERISA and the Code, and any Plan intended to be qualified under
Section 401(a) of the Code has been determined by the IRS to be so qualified and, to the Knowledge of the Company, nothing has occurred to cause the loss of such qualified status; (iv) no Plan is or ever was covered by Title IV of ERISA or Section 412 of the Code; (v) there are no pending or anticipated material claims against or otherwise involving any of the Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any such Plan nor, to the Knowledge of the Company, is there a basis for such claim; (vi) there is no pending, nor to the Knowledge of the Company, threatened investigation or audit involving any Plan by the IRS, Department of Labor or other Governmental Entity and all contributions, reserves or premium payments, required to be made as of the date hereof to the Plans have been made and the Company and each ERISA Affiliate shall continue to make such payments through the Closing Date; (vii) neither the Company nor any ERISA Affiliate is a party to, or has ever contributed to or had any obligation to contribute to, any plan subject to Subtitle E of Title IV of ERISA; (viii) neither the Company nor any ERISA Affiliate has obligations for retiree health and life benefits other than for continuation coverage as may be required by Part 6 of Title 1 of ERISA; and
(x) with respect to any "group health plan" within the meaning of Section 607 of ERISA or Section 5000(b)(1) of the Code, maintained by the Company or any of its ERISA Affiliates, the Company and/or any ERISA Affiliate has, to the Knowledge of the Company, complied in all material respects with the provisions of Parts 6 and 7 of the Title 1 of ERISA and Sections 4980, 9801, 9802, 9811 or 9812 of the Code.

               (b) Neither the Company, nor any Plan, nor any ERISA Affiliate has engaged in a prohibited transaction within the meaning of Section 406 of ERISA and 4975 of the Code which is not an exempt transaction under Section 408 of ERISA or Section 4975(d) of the Code, or incurred any liability or penalty under Section 4975 of the Code or Section 502 of ERISA;

     3.11 Certain Agreements. Neither the execution and delivery of this Agreement nor the consummation of the Transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of the Company, from the Company under any Plan, agreement, or otherwise, (ii) increase any benefits otherwise payable under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     3.12 Litigation. Schedule 3.12 contains a list of each pending or threatened Proceeding against the Company or to which the Company is a party. Except as set forth on Schedule 3.12, there is no Proceeding pending or, to the Knowledge of the Company, threatened, that would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on the Business Condition of the Company, nor is there any Order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably can be foreseen, in the future could have any such effect. Except as set forth on Schedule 3.12, to the Knowledge of the Company, there is no investigation pending or threatened against the Company before any foreign, federal, state, municipal, or other governmental department, commission, board, bureau, agency, instrumentality, or other Governmental Entity.

     3.13  Title to and Condition of Assets.

               (a) The Company has good and marketable title to all of its Assets, free and clear of any material liens or restrictions that would preclude their current use, except: (i) liens of current taxes and assessments not yet delinquent, and (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to materialmen, warehousemen and the like.

               (b) Schedule 3.13(b) sets forth (i) complete and correct descriptions of each item of tangible personal property (x) owned by the Company that has a depreciated book value per unit in excess of $1,000; (y) used but not owned by the Company and in the possession of the Company and having a value per unit in excess of $1,000 (other than items provided in connection with the Leased Premises); or (z) used by the Company and having rental payments therefor in excess of $1,000 per annum, and (ii) a complete and correct description of the owner of, and any agreement relating to the use of, each such item of tangible personal property not owned by the Company and the circumstances under which such property is used (other than items provided in connection with the Leased Premises).

               (c) The Fixed Assets taken as a whole currently in use or necessary for the business and operations of the Company are in reasonable working condition for operations of the Company's business. Except as set forth in this Agreement, the tangible Assets are AS IS,

WHERE IS, and without representation as to merchantability or fitness for any particular purpose. Except for the Leased Premises, the Assets constitute all of the assets necessary for the Company's business as currently operated; provided, however, that the foregoing shall not be deemed to constitute a representation or warranty of non-infringement with respect to any Intellectual Property Rights.

     3.14 Major Contracts. Schedule 3.14 contains a list of each of the following agreements to which the Company is a party or subject as of the date of this Agreement:

               (a) All contractual obligations under which the Company has or will after the Closing have any liability or obligation to or for the benefit of either of the Shareholders, any of the General Partners, or any Affiliate of the Shareholders or General Partners;

               (b) Any lease for personal property in which the amount of payments that the Company is required to make on an annual basis exceeds $1,000, which is for a duration of more than one year, and which is not reflected in the Company Financial Statements as a capitalized lease;

               (c) Any contract containing covenants purporting to materially limit the Company's freedom to compete in any line of business in any geographic area;

               (d) All contractual obligations (including, without limitation, options) to sell or otherwise dispose of any Assets, except for sales of inventory in the ordinary course of business;

               (e) All contractual obligations under which the Company is or may become obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities (except for sales of inventory in the ordinary course of business), (ii) merger, consolidation or other business combination, or (iii) series or group of related transactions or events of a type specified in subclauses (i) and (ii);

               (f) All agreements with sales representatives and distributors;

               (g) All partnership or joint venture agreements or similar arrangements;

               (h) Any loan or other agreements relating to the borrowing of money;

               (i) any contract that grants any person the exclusive right to sell products or provide services within any geographical region;

               (j) any contract creating a capital lease obligation, any contract for the sale of accounts receivable, any contract constituting a guarantee of debt of any person, or any contract requiring the Company to maintain the financial position of any other person (other than endorsements in the ordinary course of business);

               (k) any contract between the Company and any Governmental Entity;

               (l) any contract involving interest rate swaps, cap or collar agreements, commodity or financial future or option contracts, or similar derivative or hedging contracts;

               (m) any contract among the Company and its security holders including shareholders agreements, voting trusts, proxies, and similar arrangements and any other contract of which the Company has knowledge between any of the Company's security holders that governs any rights or creates any obligations with respect to any securities issued by the Company;

               (n) any confidentiality or similar contract with the Company's current material suppliers; or

               (o) Any other material agreement or commitment to which the Company is a party, or otherwise relating to or affecting any of the Company's assets, properties, or operations, requiring payments in excess of Fifty Thousand Dollars ($50,000), including without limitation the purchase or sale of all or substantially all of the assets of any person or any operating division thereof, whether by asset sale, stock sale, merger, or otherwise (but excluding purchase orders and slotting and promotion arrangements in the ordinary course of business and, with respect to slotting and promotion arrangements, consistent with past practice).

     All contracts, plans, agreements, leases, and other commitments listed on
Schedule 3.14 are valid and in full force and effect with respect to the Company and, to the Knowledge of the Company, the other parties thereto and neither the Company nor, to the Knowledge of the Company, has any other party thereto, breached any material provisions of, or is in default in any material respect under the terms thereof. True and complete copies of each of the written contracts listed on Schedule 3.14 have been made available to Buyer. Except for such contracts and purchase orders and slotting and promotion arrangements in the ordinary course of business and, with respect to slotting and promotion arrangements, consistent with past practice, there is no contract the cancellation or termination of which would have a Material Adverse Effect on the Business Condition of the Company. There are no renegotiations of, or attempts to renegotiate, any material amounts paid or payable to or by the Company under current or completed contracts with any person having the contractual or statutory right to demand or require such negotiation.

     3.15 Customers and Suppliers. Schedule 3.15 sets forth a complete and correct list of: (a) the Company's ten largest customers during the fiscal year ended January 31, 1998 based upon gross sales amounts, (b) the three (3) largest suppliers by dollar volume of the Company and the aggregate dollar volume of purchases by the Company from such suppliers for the fiscal year ended January 31, 1998; (c) the Company's ten largest customers during the nine-month period ended October 31, 1998; and (d) the three (3) largest suppliers by dollar volume of the Company and the aggregate dollar volume of purchases by the Company from such suppliers for the nine-month period ended October 31, 1998. To the Knowledge of the Company, none of such customers or suppliers has terminated or expressed an intent to terminate its business with the Company in the future or to reduce the amount of such business in a manner that would have a Material Adverse Effect on the Business Condition of the Company.

     3.16  Real Property.  The Company does not own any real property. Schedule
3.16 sets forth a list of all Leased Premises, in each case, setting forth the lessor and lessee thereof and the date and term of each of the leases, and the street address of each property covered thereby. Each of the leases is in full force and effect and has not been amended, and the Company is not in material default or breach under any lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such leases. The Company has delivered or made available to Buyer true and correct copies of such leases. The Company enjoys in all material respects peaceful and undisturbed possession under each such lease. With respect to each such Leased Premises:

               (a) The Company has a valid leasehold interest in the Leased Premises;

               (b) The Company has not received notice of: (i) any condemnation Proceeding with respect to any portion of the Leased Premises or any access thereto; or (ii) any special assessment that may encumber any of the Leased Premises.

     3.17  Environmental Matters.

               (a) The Company is and has at all times been in material compliance with all Environmental Laws governing its business and operations, including, without limitation: (i) all requirements of Environmental Law relating to the discharge and handling of Hazardous Substances; (ii) all requirements of Environmental Law relating to notice, record keeping and reporting; and (iii) all requirements of Environmental Law relating to obtaining and maintaining Licenses for the ownership of its properties and assets and the operation of its business as presently conducted, including Licenses relating to the handling and discharge of Hazardous Substances.

               (b) There are no Notices or Proceedings pending or, to the Knowledge of the Company, threatened against the Company, or its businesses, operations, properties, or assets, issued by any Governmental Entity or third party with respect to any Environmental Laws (or Licenses issued to the Company thereunder) in connection with, related to or arising out of the ownership by the Company of its properties or assets or the operation of its business.

               (c) The Company has not discharged, nor has it allowed or arranged for any third party to discharge Hazardous Substances to, at, or upon any location other than a site lawfully permitted to receive such Hazardous Substances. There has not occurred, nor is there presently occurring, a discharge of any Hazardous Substance on, into or beneath the surface of any real property currently leased by the Company, in an amount requiring the Company to make a notice or report to a Governmental Entity.

               (d) The Company does not own or operate, nor has the Company owned or operated any "aboveground storage tanks" or any "underground storage tanks" as defined in any applicable Environmental Law, and to the Knowledge of the Company, there are not now nor have there ever been any such underground storage tanks beneath any real property currently leased by the Company that are required to be registered under applicable Environmental Laws.

     3.18  Intellectual Property Rights.

               (a) Schedule 3.18(a) sets forth a true and complete list of all Intellectual Property Rights that the Company has registered or has submitted an application to register with any state, federal, or foreign government office or agency (the "Registered Intellectual Property"). The Company believes it has taken appropriate steps to register or submit applications to register, in its name, in all territories in which the Company currently conducts business, all trademarks that are material to the Company's business as conducted as of the date hereof and for which registration would be appropriate in the Company's judgment.

               (b) Schedule 3.18(b) sets forth a true and complete list of all Intellectual Property Rights (other than software that is generally commercially available to the public) that is licensed or sublicensed to or by the Company (the "Licensed Intellectual Property"). The Company is in full compliance, in all material respects, with all of the terms and conditions of any agreement to which it is a party covering the Licensed Intellectual Property. Neither the Company nor any Shareholder has received, during the three-year period preceding the date of this Agreement, any notice of breach, default, termination or cancellation regarding any agreement covering any of the Licensed Intellectual Property.

               (c) Each of the registrations or applications for registration for the Registered Intellectual Property is valid and in full force and effect. To the Knowledge of the Company, each of the registrations or applications for registration for the Licensed Intellectual Property is valid and in full force and effect. The Company has complied in all material respects with all laws, rules, and regulations (and, with respect to the Licensed Intellectual Property, the terms of the relevant agreement) relating to the maintenance of such registrations or applications, including without limitation the payment of any maintenance fees for the period through and including the date of this Agreement.

               (d) To the Knowledge of the Company, the Company has the right to use or exploit all of the Intellectual Property Rights necessary or requisite for the conduct of the business of the Company as currently conducted in the territories in which the Company currently conducts business. The consummation of the Transaction will not void, in whole or in part, any of the Company's rights with respect to such use or exploitation. To the Knowledge of the Company, the Company's use of the Intellectual Property Rights as currently used in the territories in which the Company currently conducts business does not infringe upon or violate the Intellectual Property Rights of any person or entity, including without limitation rights with respect to any patent, trademark, or copyright.

               (e) The Company has obtained all consents, waivers, or approvals necessary, if any, for the Company to exploit the Licensed Intellectual Property following the consummation of the Transaction on terms and conditions identical to those to which the Company would have been bound under such license or other agreement if the Transaction had not been consummated and no other consents, waivers, or approvals are necessary for the Company to use or exploit the Licensed Intellectual Property following the consummation of the

Transaction; provided, however, that the foregoing shall not be construed to constitute a representation or warranty regarding non-infringement.

               (f) The Registered Intellectual Property, the rights of the Company in the Licensed Intellectual Property, and the other Intellectual Property Rights owned by the Company: (i) are free and clear of any encumbrances whatsoever, including without limitation security interests, liens, pledges, or claims and will not become subject to any such encumbrances as a result of the consummation of the Transaction; and (ii) are not subject to any outstanding order, judgment, decree, or court stipulation restricting the licensing, use, or other exploitation thereof by the Company, whether prior to or following the consummation of the Transaction.

               (g) Neither the Company nor any Shareholder has, during the three-year period preceding the date of this Agreement, been a party to any action, suit, claim, hearing, or arbitration alleging that the Company's use or exploitation of any Intellectual Property Rights infringes or violates the rights of any person or entity (each a "Third Party Action"). No Third Party Actions are pending against the Company or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, no conditions exist upon which a Third Party Action could reasonably be based.

               (h) The Company has not, during the three-year period preceding the date of this Agreement, asserted or threatened to assert an action, suit, claim, hearing, or arbitration against any person or entity alleging that such person's or entity's acts or omissions infringe or violate any of the Company's rights with respect to the Intellectual Property (each a "Company Action"). No Company Actions are pending and, to the Knowledge of the Company, no conditions exist upon which a Company Action could reasonably be based.

               (i) To the Knowledge of the Company, during the three-year period preceding the date of this Agreement, no licensor of any of the Licensed Intellectual Property has asserted any action, suit, claim, hearing, or arbitration against any person or entity alleging that such person's or entity's acts or omissions infringe or violate any of the Company's rights with respect to the Licensed Intellectual Property (each a "Licensor Action"). No Licensor Actions are pending against the Company and, to the Knowledge of the Company, no conditions exist upon which a Licensor Action could reasonably be based.

     3.19 Investment Bankers, Brokers, and Finders. Except for Zachary Scott & Co. in accordance with the terms of its engagement letter (and all of whose fees and costs shall be borne solely by the Shareholders and the General Partners), neither the Company, the Shareholders, the General Partners, nor any of the directors, officers, or employees of either the Company or the Shareholders has employed any investment banker, broker, or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or similar payments in connection with the Transaction contemplated by this Agreement.

     3.20 Products Liability. There are no claims presently pending or, to the Knowledge of the Company, threatened against the Company that are for products liability on account of any express or implied warranty or are for personal injury.

     3.21 Accounts Receivable. The accounts receivable indicated on the Current Balance Sheet and to be indicated on the Closing Balance Sheet, net of the allowance indicated for accounts of doubtful collectibility, represent bona fide claims that have or will have arisen in the ordinary course of business and can reasonably be anticipated to be paid in full (other than with respect to setoff for advertising, promotions, and slotting allowances) without outside collection efforts within ninety (90) days of the due date, subject to no counterclaims or setoffs (other than in respect of advertising, promotions, and slotting allowances).

     3.22 Inventory. The inventory reflected in the Current Balance Sheet is good and merchantable material, of a quality and quantity saleable in the ordinary course of business of the Company, and is carried on the books and records of the Company on an actual cost basis consistent with the past practices of the Company and in accordance with generally accepted accounting principles consistently applied.

     3.23 Insurance. Set forth in Schedule 3.23 is a complete and accurate list as of the date hereof of all insurance policies carried by the Company (as a party, named insured or otherwise the beneficiary of coverage) and an accurate list of all self-insured and insurance-covered losses and workers' compensation claims from February 1, 1996 through November 30, 1998, excluding any losses or claims below the deductibles. All such insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date. Neither the Company nor, to the Knowledge of the Company, any other insured party to any insurance policy, is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notices), and to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination or modification of any such policy. The Company has not been denied coverage since February 1, 1996.

     3.24 No Powers of Attorney or Guaranties. The Company has not granted any general or special powers of attorney. The Company does not have any obligation or liability (whether actual, contingent, or otherwise) as guarantor, surety, co-signer, endorser (except with respect to ordinary course endorsements of banker's acceptances, checks, drafts, and similar instruments on any item payable in an amount not exceeding $50,000), co-maker, indemnity, obligor on an asset or income maintenance agreement or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization, or other entity.

     3.25 No Conflict of Interest. The Company is not indebted, directly or indirectly, to any of its officers or directors or any member of the Galando Group, the Carey Group, or their respective Affiliates, in any amount whatsoever other than in connection with normal salary and benefit obligations to employees, and expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. None of such officers or directors, or member of the Galando Group, the Carey Group, or their respective Affiliates, are indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company except that officers, directors and/or shareholders of the Company may own stock in publicly traded companies that may compete with the Company or with which the Company is affiliated or has a business relationship. To the

Knowledge of the Company, no officer or director or member of the Galando Group, the Carey Group, or their respective Affiliates, is, directly or indirectly, interested in any material contract with the Company.

     3.26 Year 2000 Compliance. The vendor of the Company's newly installed accounting system has certified that that system is Year 2000 compliant. Inn Foods Incorporated, VPS Companies, and Central Cold Storage, vendors to the Company, have assured the Company in writing that they can effectively operate their computer systems, and therefore their businesses, after December 31, 1999. Notwithstanding the foregoing, Buyer acknowledges and agrees that it assumes all liabilities of the Company related to Year 2000 compliance and agrees to assume the liability for systems conversion to make the Company's information systems compatible with Buyer's information systems.

     3.27 Books and Records. The Company: (a) makes and keeps accurate books and records, and (b) maintains internal accounting controls that provide reasonable assurance that: (i) transactions are executed in accordance with management's authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets; (iii) access to its assets is permitted only in accordance with management's authorization; and (iv) the reported accountability for its assets is compared with existing assets at reasonable intervals.

     3.28 Certain Payments. Neither the Company nor any director, officer, employee, or, to the Knowledge of the Company, agent or other person associated with or acting on behalf of the Company, has used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee from corporate funds; violated or is in violation of a provision of the United States Foreign Corrupt Practices Act of 1977; or made any illegal bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

     3.29 Complete Disclosure. To the Knowledge of the Company, this Agreement and the schedules hereto, taken as a whole, do not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein not misleading. Buyer acknowledges that (i) the Company's financial forecasts provided to Buyer were made in good faith and based on the Company's management's reasonable beliefs, but are not intended as guarantees as to future performance, (ii) there may be variations in performance from the forecasts provided by the Company, and (iii) those variations may be material.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF GROUPS

     Except as disclosed in the Group Disclosure Schedule, and subject to the provisions of Section 10.8, each of the Galando Group and the Carey Group represents and warrants to Buyer as set forth below with respect to itself and its members and only with respect to itself and its members. Such representations shall be deemed to be made as of the date hereof and as of the

Closing Date. Disclosure of an item in response to one section of this Agreement shall constitute disclosure and response to every section of this Agreement, notwithstanding the fact that no express cross-reference is made, provided that the information provided in the Group Disclosure Schedule is meaningful and not misleading in the context deemed disclosed for such other purpose(s).

     4.1 Authority. Each of the Shareholders and General Partners has the full power and authority to enter into this Agreement and the Transaction contemplated hereby. The execution and delivery by the Shareholders of this Agreement and the consummation of the Transaction contemplated hereby have been duly authorized by all necessary partnership actions on the part of the Shareholders. This Agreement has been duly executed and delivered by the Shareholders and the General Partners and constitutes a valid and binding obligation of the Shareholders and the General Partners enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

     4.2  Ownership of Shares; No Liens or Encumbrances.

               (a) Galando Investments Limited Partnership is the sole lawful record and beneficial owner of Seven Hundred Twelve (712) Company Shares and has valid title thereto, free and clear of all liens, pledges, encumbrances, security interests, restrictions on transfer (other than restrictions under federal and state securities laws), claims, and equities of every kind. Except for this Agreement, there are no outstanding warrants, options, or rights of any kind to acquire the Company Shares from Galando Investments Limited Partnership.

               (b) Carey-On Limited Partnership is the sole lawful record and beneficial owner of One Hundred Forty Three (143) Company Shares and has valid title thereto, free and clear of all liens, pledges, encumbrances, security interests, restrictions on transfer (other than restrictions under federal and state securities laws), claims, and equities of every kind. Except for this Agreement, there are no outstanding warrants, options, or rights of any kind to acquire the Company Shares from Carey-On Limited Partnership.

               (c) Upon the delivery to Buyer at Closing of the certificates representing the Company Shares to be sold to Buyer pursuant to this Agreement, all of the Shareholders' right, title, and interest in and to the Company Shares shall have been transferred to Buyer, free and clear of any liens of any kind, except as may have been permitted to be imposed by Buyer.

     4.3 No Conflict. The execution and delivery of the Agreement and the performance of the Transaction contemplated hereunder will not violate, conflict with, constitute a default or breach under, any material agreement, contract, or instrument to which the Shareholders or the General Partners may be bound or of any judgment, order, decree to which the Shareholders or the General Partners may be bound, nor will the execution, delivery and performance of this Agreement result in the creation of any mortgage, pledge, lien, encumbrance or charge upon the Company Shares.

     4.4 Litigation. There are no Proceedings against the Shareholders or the General Partners before any court or governmental agency that may affect any of the Shareholders' ownership of or title to their Shares or their right or ability to enter into this Agreement and consummate the Transaction.


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Except as disclosed in the Buyer Disclosure Schedule, Buyer represents and warrants to the Company and the Shareholders as herein set forth below. Such representations shall be deemed to be made as of the date hereof and as of the Closing Date. Disclosure of an item in response to one section of this Agreement shall constitute disclosure and response to every section of this Agreement, notwithstanding the fact that no express cross-reference is made, provided that the information provided in the Buyer Disclosure Schedule is meaningful and not misleading in the context deemed disclosed for such other purpose(s).

     5.1 Organization; Standing and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure so to qualify would have a Material Adverse Effect on the Business Condition of Buyer.

     5.2 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and, subject to the Buyer Required Statutory Approvals, to consummate the Transaction contemplated hereby. The execution and delivery by Buyer of this Agreement and the consummation of the Transaction contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

     5.3  Compliance with Laws and Other Instruments.

               (a) Subject to satisfaction of the conditions set forth in Sections 9.1, the execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby will not conflict with or result in any violation or default under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to a loss of a material benefit under or the creation of a lien, pledge, security interest, charge or other encumbrance on assets of (i) any provision of the Certificate of Incorporation or Bylaws of Buyer, or (ii) any loan or credit agreement note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, License, Order, statute, law, ordinance, rule or regulation applicable to Buyer or its properties or assets, other than, in the case of (ii), any such violation or default, which individually or in the aggregate would not have a Material Adverse Effect on the Business Condition of Buyer.

               (b) No Consent of any third party is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Transaction contemplated hereby, except for Consents, if any, relating to the filing of a premerger notification report and all other required documents by Buyer and the Company under the HSR Act ("Buyer Required Statutory Approvals"), and except for such other Consents which if not obtained or made would not have a Material Adverse Effect on the Business Condition of Buyer.

     5.4 Investment Bankers, Brokers, and Finders. Neither Buyer nor any of its directors, officers, or employees has employed any investment banker, broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the Transaction contemplated by this Agreement.

     5.5 Investment Purpose. Buyer is acquiring the Company Shares for its own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933. Buyer does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to any such person or to any third person, with respect to the Company Shares.


                                   ARTICLE VI

                              COVENANTS OF COMPANY

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company agrees (except as expressly contemplated by this Agreement or with Buyer's prior written consent, which will not be unreasonably withheld) that:

     6.1       Conduct of Business.

               6.1.1 Ordinary Course. The Company shall carry on its business in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, consultants, and employees, and preserve its relationships with customers, suppliers, distributors and others having business dealings with it. The Company shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business of the Company that is material and adverse to the Business Condition of the Company. The Company shall not:

               (a) grant any severance or termination pay to any officer or director or, except in the ordinary course of business consistent with past practices, to any employee of the Company;

               (b) commence a lawsuit other than: (i) for the routine collection of bills; (ii) in such cases where the Company in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of the Company's business, provided the Company consults with Buyer prior to filing such suit; or (iii) for a breach of this Agreement;

               (c) enter into one or more agreements, contracts, or commitments that extend for a period of one (1) year beyond the date of this Agreement or that obligate the Company to pay aggregate gross amounts in excess of $100,000, except for purchases of supplies and sales of inventory, and slotting and promotion arrangements, in the ordinary course of business; provided, however, that Buyer agrees that the Company may enter into revised agreements with VPS Inn Foods, Inc. and Choice One Foods, subject to Buyer's prior approval, which shall not be unreasonably withheld or delayed;

               (d) fail to maintain in full force and effect each insurance policy listed on Schedule 3.23;

               (e) engage in advertising, promotion, and marketing programs out of the ordinary course of business or not consistent with past practice; or

               (e) make any capital expenditures in excess of $25,000.

     6.1.2 Dividends; Changes in Stock. Except as provided in Section 8.14, the Company shall not: (i) declare or pay any dividends on or make other distributions (other than in cash) in respect to any of its capital stock; (ii) split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution of shares of its capital stock; or (iii) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock.

     6.1.3 Issuance of Securities. The Company shall not issue, deliver, or sell, or authorize, propose, or agree or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, any securities convertible into its capital stock or, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating it to issue any such shares, or other convertible securities.

     6.1.4 Governing Documents. The Company shall not amend its Articles of Incorporation or Bylaws or similar governing documents.

     6.1.5 No Acquisitions. The Company shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Business Condition of the Company.

     6.1.6 No Dispositions. The Company shall not sell, lease, license, transfer, mortgage, encumber, or otherwise dispose of any of its assets or cancel, release, or assign any indebtedness or claim, except in the ordinary course of business or in amounts which are not material, individually or in the aggregate, to the Business Condition of the Company; provided, however, that the Company shall be entitled to bonus out two (2) automobiles currently owned by the Company and used by two (2) of the Company's employees to such employees.

     6.1.7 Indebtedness. The Company shall not incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except in the ordinary course of business or in amounts that are not material, individually or in the aggregate, to the Business Condition of the Company; provided, however, that nothing in this Section 6.1.7 shall be interpreted to prohibit borrowing by the Company pursuant to its existing line of credit.

     6.1.8 Plans; Employees. The Company shall not adopt or amend in any material respect any Plan, or pay any pension or retirement allowance not required by any existing Plan. The Company shall not enter into any employment contracts or increase the salaries, wage rates, or fringe benefits of its officers or employees other than pursuant to scheduled reviews under the Company's normal compensation review cycle, in all cases consistent with the Company's existing policies and past practice. Nothing herein shall prohibit the payment of special or one-time bonuses by the Company.

     6.1.9 Claims. The Company shall not settle any Proceeding, except in the ordinary course of business or in amounts that are not material, individually or in the aggregate, to the Business Condition of the Company, provided that the foregoing shall not restrict the Company's ability to settle the Lu-Mar/CMS Claims.

     6.1.10 Agreement. The Company shall not agree to take any of the actions prohibited by this Section 6.1.

     6.2 Breach of Representations and Warranties; Supplemental Disclosure. The Company shall not take any action that would cause or constitute a breach of any of the representations and warranties set forth in Articles III or IV or that would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of the occurrence, or the pending or threatened occurrence, of any event that would cause or constitute such a breach or inaccuracy, the Company will give detailed notice thereof to Buyer and will use reasonable efforts to prevent or promptly remedy such breach or inaccuracy. The Shareholders and the General Partners shall have the continuing obligation up to and including the Closing Date to supplement or amend the schedules to this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the schedules; provided, however, that for the purposes of the rights and obligations of the parties hereunder, any such supplemental disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed to in writing by Buyer.

     6.3 Consents. The Company will promptly apply for or otherwise seek, and use reasonable efforts to obtain, all consents and approvals, and make all filings, required with respect to the Company for the consummation of the Transaction.

     6.4 Reasonable Efforts. The Company will use reasonable efforts to effectuate the Transaction contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement, provided that the Company shall in no event be required to agree to the imposition of, or comply with, any condition, obligation, or restriction on the Company of the type referred to in Section 9.1.3 hereof.

     6.5 Audit. The Company shall, at its expense, which expense (if not previously paid) shall be reflected in the calculation of Working Capital, cause an audit (the "Audit") of its balance sheet at, and income statement and statement of changes in cash flow for the twelve-month period ended, January 31, 1999 to be performed by Moss Adams LLP. The Audit shall be performed in accordance in accordance with generally accepted accounting principles, as consistently applied by the Company and with the same materiality standard as used in the past by the Company. For avoidance of doubt, the practices referenced at Section 3.5 of the Company Disclosure Schedule shall not be used in the performance of the Audit.


                                  ARTICLE VII

                               COVENANTS OF BUYER

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Buyer agrees (except as expressly contemplated by this Agreement or with the Company's prior written consent, which will not be unreasonably withheld) that:

     7.1 Breach of Representations and Warranties. Buyer will not take any action that would cause or constitute a breach of any of the representations and warranties set forth in Article V or that would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, Buyer will give detailed notice thereof to the Company and will use reasonable efforts to prevent or promptly remedy such breach or inaccuracy.

     7.2 Consents. Buyer will promptly apply for or otherwise seek, and use reasonable efforts to obtain, all consents and approvals, and make all filings, required with respect to Buyer for the consummation of the Transaction.

     7.3 Reasonable Efforts. Buyer will use its reasonable efforts to effectuate the Transaction contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement, provided that Buyer shall in no event be required to agree to the imposition of, or to comply with, any condition, obligation or restriction on Buyer of the type referred to in Section 9.1.3 hereof.


                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

     In addition to the foregoing, Buyer, Company, the Shareholders, and the General Partners each agree to take the following actions after the execution of this Agreement.

     8.1 Access to Information. Subject to the terms of the Confidentiality Agreement, the Company shall, subject to applicable law, afford Buyer and its accountants, counsel, and other representatives, reasonable access during normal business hours during the period prior to Closing, to (i) all of its properties, books, contracts, commitments, and records, and (ii) all other information concerning the business, properties and personnel of the Company, as Buyer may reasonably request and as is necessary to complete the Transaction and prepare for an orderly transition of operations after the Closing. The Company agrees promptly to provide to Buyer and its accountants, counsel, and representatives, copies of internal financial statements upon the request therefor. No information or knowledge obtained in any investigation pursuant to this Section 8.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

     8.2       HSR Act Filings.

               (a) Each of Buyer and the Company shall (i) promptly make or cause to be made the filings required of such party or any of its affiliates or subsidiaries under the HSR Act with respect to the Transaction, (ii) prior to the time that a request for additional information is made, comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other material received by such party or any of its affiliates or subsidiaries from the Federal Trade Commission or the Department of Justice or other Governmental Entity in respect of such filings, the Transaction or such other transactions, and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws with respect to any such filing, the Transaction, or any such other transaction. Each party shall promptly inform the other party of any material communication, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings, the Transaction, or any such other transactions. Neither party shall participate in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

               (b) Each of Buyer and the Company shall use its reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transaction or any other transactions provided for in this Agreement under the Antitrust Laws. In connection therewith, if any Proceeding is instituted (or threatened to be instituted) challenging the Transaction as violative of any Antitrust Law, and, if by mutual agreement,

Buyer and the Company decide that litigation is in their best interests, each of Buyer and the Company shall cooperate and use reasonable efforts vigorously to contest and resist any such Proceeding and to have vacated, lifted, reversed, or overturned any Order, that is in effect and that prohibits, prevents, or restricts consummation of the Transaction. Each of Buyer and the Company shall use its reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Transaction as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary in this Section 8.2, (x) Buyer shall not be required to divest any of its businesses, product lines, or assets, or to take or agree to take any other action or agree to any limitation that would have a Material Adverse Effect on the Business Condition of Buyer or the Company after Closing, and (y) the Company shall not be required to divest any of its businesses, product lines, or assets, or to take or agree to take any other action or agree to any limitation that would have a Material Adverse Effect on the Business Condition of the Company.

     8.3 Employee Benefits. Buyer and the Company agree that Buyer will provide: (a) health and welfare benefits for the Company's employees that are at least equivalent to the benefits provided to Buyer's employees, and (b) other benefits for the Company's employees that are in the aggregate equivalent in value to the benefits provided to Buyer's employees. For purposes of Buyer's compensation scheme and employee benefits, the Company's employees will for purposes of participation and vesting, but not for benefit accrual, receive prior service considerations and credit as if the Company's employees had been employed by Buyer for the period for which they were employed by the Company.
To the extent not prohibited by applicable laws and regulations or the relevant benefit plans, as of Closing all Company employees shall be considered immediately and fully vested in any such employee benefit plans of the Company in which benefits vest over time. Notwithstanding the foregoing: (x) except as provided in Section 8.3(a), nothing contained herein shall be considered as requiring Buyer to continue any specific plan or benefit or as precluding amendments to any specific plan or benefit; and (y) nothing expressed or implied in this Agreement shall confer upon any employee, beneficiary, dependent, legal representative, or collective bargaining agent of such employee any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including without limitation, any right to employment or to continued employment for any specified period, at any specified location or under any specified job category. As of the Closing Date, Buyer shall assume liability for severance and relocation costs, if any, for employees of the Company

     8.4 Officers and Directors. Buyer agrees that all rights to indemnification (including without limitation advancement of expenses) existing on the date hereof in favor of the present or former officers and directors of the Company with respect to actions taken in their capacities as directors or officers of the Company prior to the Closing Date as provided in the Company's Articles of Incorporation or Bylaws shall survive the consummation of the Transaction and continue in full force and effect for a period of six (6) years following the Closing Date and shall be guaranteed by Buyer; provided, however, that such indemnification rights of a General Partner shall be subject to setoff for any amounts that Buyer is entitled to recover from that General Partner pursuant to Article X; and provided further, that each General Partner hereby releases the Company from any and all obligations to indemnify such General Partner in his or her capacity as an officer or director of the Company to the extent that Buyer is entitled to such setoff and agree that they shall not seek indemnification, or make a Claim in respect of the same, to such extent.

     8.5 Expenses. Except as otherwise contemplated by or expressly provided for in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the Transaction shall be paid by the party incurring such costs and expenses; provided, however, that Buyer shall bear the entire cost of the HSR Act filing fee and any litigation pursuant to
Section 8.2.

     8.6 Additional Agreements. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Buyer with full title to all properties, assets, rights, approvals, immunities, and franchises of the Company, the proper officers and directors of Buyer and the General Partners shall take all such necessary action.

     8.7 Public Announcements. Buyer shall consult with and shall furnish to the Shareholder Representative drafts of all press releases, SEC filings, or other public statements with respect to this Agreement or the transactions contemplated hereby that Buyer believes that it is required by law or regulations or the rules of the New York Stock Exchange to make, shall provide the Shareholder Representative a reasonable opportunity to comment thereon prior to publication, and shall make such changes thereto as may reasonably be requested by the Shareholder Representative. Except to the extent required by law or regulations or the rules of the New York Stock Exchange, Buyer, the Company, the Shareholders, and the General Partners each respectively agree not to make any press release or other public announcement concerning the Transaction contemplated by this Agreement without the prior consent and approval of the other parties hereto, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent either party at any time from furnishing any information to any Governmental Entity when it believes it is legally required to do so, provided such party gives the other party prompt notice of such Order and complies with any protective order (or equivalent) imposed on such disclosure.

     8.8 Termination of Previous Shareholders Agreement. The Shareholders, the General Partners, and the Company hereby agree that the Shareholders Agreement dated May 13, 1986, as at any time amended, shall not be deemed to prohibit the Transaction, hereby consent for purposes of such agreement to the sale and transfer of the Company Shares to the Buyer as contemplated by this Agreement, and hereby agree that effective as of Closing, such Shareholders Agreement shall be deemed terminated and no longer in force and effect.

     8.9       Noncompetition; Nonsolicitation.

               (a) Except with regard to his or her continued activities for or on behalf of the Company, each General Partner agrees for himself or herself that, without the prior written consent of Buyer, which may be withheld in the sole discretion of Buyer, he or she shall not, and he or she shall cause any Affiliate under his or her Control not to, for a period of four (4) years after the Closing Date, directly or indirectly seek, solicit, enter into, invest in (other than an investment of less than five percent (5%) of the shares of a company traded on a registered stock exchange or NASDAQ), or engage in, whether as an officer, director, member, employee, or consultant (whether or not compensated), any employment, business, enterprise, agreement, or consulting arrangement with any other person or entity, that is at that time engaged in, or that has clear plans for future engagement in, the business of manufacturing, marketing, or distributing in the territory, for retail or club channel distribution in the territory, products that are frozen or refrigerated prepackaged meals, meal kits, entrees, or frozen or refrigerated products related to meal kits, or entrees ("Competing Products"). For purposes of the foregoing, "territory" means the United States, Canada, and Mexico. Buyer hereby consents to: (A) General Partners, and Affiliates under the Control of one or more General Partners, engaging in shrimp supply operations of the type currently engaged in by the Company, and (B) the continuation by Joseph A. Galando and Barbara J. Galando of their activities as an investor and member of and lender and lessor (through G & C LLC), and by Stanley J. Carey and Mary K. Carey of their activities as lessor (through G & C
LLC) to Innovasian Cuisine Enterprises, L.L.C., which sells bulk Asian food through food service and grocery deli distribution channels; provided, however, that in the event that Innovasian Cuisine Enterprises, L.L.C. offers or plans to offer products that fall within the definition of Competing Products, then Joseph A. Galando and Barbara J. Galando shall immediately resign from the Board of Directors (or similar governing body) of, and cease providing any consulting or other services to, Innovasian Cuisine Enterprises, L.L.C.

               (b) Each General Partner further agrees for himself or herself that, for a period of four (4) years after the Closing Date, he or she will not, and he or she shall cause any Affiliate under his or her Control not to, contact any of the Company's customers and suppliers for the purpose of establishing relationships for business that competes with the business of the Company of manufacturing, marketing or distributing Competing Products in the territory.

               (c) Each General Partner further agrees for himself or herself that, for a period of four (4) years after the Closing Date, he or she will not, and he or she shall cause any Affiliate under his or her Control not to, solicit or assist in the solicitation of any employees of the Company or directly or indirectly offer to enter into any type of contract or other arrangement (including without limitation providing consulting services, whether compensated or not) with any employee of the Company who is employed with the Company as of the date hereof or the Closing Date, if such offer or solicitation would require or result in such employee's termination of any employment or contractual relationship with the Company or ceasing to work full time for the Company, or would otherwise interfere with or constitute a breach of such employee's obligations or responsibilities to the Company; provided, however, that this
Section 8.9(c) shall not apply to any such employee who is the parent, sibling, child, aunt, uncle, first cousin, nephew, niece, grandparent, or grandchild of a General Partner, except Steve Galando.

               (d) The General Partners acknowledge and agree that noncompliance with the terms of this Section 8.9 may cause irreparable injury to Buyer for which Buyer will have not an adequate remedy at law, and that Buyer shall therefore be entitled to extraordinary relief, including but not limited to temporary restraining orders, preliminary injunctions, permanent injunctions, or decrees of specific performance. The existence of these rights shall not preclude Buyer from pursuing any other rights and remedies at law or in equity that Buyer may have, including recovery of Losses. The foregoing is without prejudice to the provisions of Section 8.9(e).

               (e) The parties agree that any dispute arising under or in connection with this Section 8.9 or with the interpretation or enforcement thereof (a "Covenant Dispute") will be settled by arbitration as set forth in this Section 8.9(e), except as provided at Section 8.9(e)(vi). Except as set forth in Section 8.9(e)(vi), no Proceeding shall be instituted by either party in regard to any Covenant Dispute, except to compel compliance with these arbitration provisions or to enforce the award of the arbitrator, and the provisions of this Section 8.9(e) shall be a complete defense to any other Proceeding instituted in any federal, state, or local court with respect to any Covenant Dispute. Any such arbitration will be subject to the following terms:

                   (i) The party demanding arbitration (the "Demanding Party") must give the other party (the "Responding Party") written notice. The written notice must contain, in addition to the demand for arbitration, a brief statement of the issues and claims to be resolved by arbitration, an appropriate reference to the provision of this Agreement that is involved, and the relief, including Losses, if any, that the Demanding Party requests through arbitration and must name the individual that the Demanding Party selects as an arbitrator.

                   (ii) The Responding Party shall provide a written response to the Demanding Party within ten (10) days following receipt of the notice. The response shall contain a brief statement of the Responding Party's position concerning the issues and claims in dispute and must name the individual selected by the Responding Party as an arbitrator.

                   (iii) Within five (5) days following receipt of such written response, the arbitrators selected by the Demanding Party and the Responding Party shall select a third arbitrator. If either party fails to select an arbitrator within the time period contemplated by this Section 8.9(e) and such failure continues for a period of five (5) days after receipt of notice from the other party noting the failure to select an arbitrator, the arbitrator that was timely selected by the other party shall serve as the sole arbitrator. No arbitrator shall be or have been employed by any party or their respective affiliates. Unless the parties and a majority of the arbitrators agree to the contrary, the arbitrators shall hold their hearing and make their determination within thirty-five (35) days after the appointment of the last arbitrator.

                   (iv) The arbitration hearing and all arbitral Proceedings will be conducted in Seattle, Washington. The arbitrators will allow each party an opportunity to submit oral and written evidence and argument concerning the issue or issues in dispute. Arbitral hearings shall be scheduled so as not to delay, under any circumstances, the making of an arbitral determination within the 30 day period referred to in Section 8.9(e)(iii). The arbitration shall be governed by the American Arbitration Association's Commercial Arbitration Rules, including the "Expedited Procedures" rules thereof (as such rules are most currently revised as of the date of the notice of arbitration), except to the extent that those rules are in conflict with any other provision of this Section 8.9(e), in which case said provision of this Section 8.9(e) shall be used. Discovery shall be limited to what is strictly necessary and shall in no event be permitted to delay the making of an arbitral determination within the period referred to in Section 8.9(e)(iii). The arbitrators may resolve only the issue or issues in dispute under this Section 8.9 and must include as part of their consideration a full review of this Agreement and all material incorporated herein by reference. The arbitrators shall render their decision within five (5) days of the arbitration hearing. Decisions of the arbitrators, including damages awarded, shall be made by a majority vote. The decision of the arbitrators shall be final, conclusive, and binding on all the parties.

                   (v) Except to the extent inconsistent with the terms of this Section 8.9(e), the terms and provisions of RCW 7.04 are incorporated in and made a part of this Agreement for purposes of resolving any Covenant Dispute.

                   (vi) A Demanding Party shall be entitled to request of arbitrators declaratory relief, which the arbitrators shall be authorized to grant. The arbitrators shall be authorized to grant the relief contemplated by
Section 8.9(d). Notwithstanding the arbitration provisions of this Section 8.9(e), Buyer shall be entitled to temporary or preliminary injunctive relief from a court of competent jurisdiction in the event of any threatened, impending, or actual breach of the provisions of this Section 8.9.

     8.10 Exclusivity; Acquisition Proposals. Unless and until this Agreement shall have been terminated by a party pursuant to Article XI hereof, none of the Shareholders, General Partners and the Company shall (and each shall use its best efforts to ensure that none of its officers, directors, agents, representatives or affiliates) take or cause or permit any person to take, directly or indirectly, any of the following actions with any party other than Buyer and its designees: (i) solicit, encourage, or initiate any negotiations, inquiries or discussions with respect to any offer or proposal to acquire all or any significant part of its business, assets or capital shares whether by merger, consolidation, other business combination, purchase of assets or otherwise (each of the foregoing, an "Acquisition Transaction"); or (ii) enter into or execute any agreement relating to an Acquisition Transaction. In the event the Shareholders, the General Partners or the Company shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (i) above, they shall immediately, and prior to taking any action in response thereto, inform Buyer as to all material facts concerning any such offer, proposal or request including the identity of the party making the offer, proposal or request, and will thereafter cooperate with Buyer by informing Buyer of additional material facts as they arise.

     8.11 Shareholder Representative. As used herein, the term "Shareholder Representative" shall mean Joseph A. Galando, or, if Joseph A. Galando dies, resigns, or for any reason refuses or is unable to act, the substitute (which shall be a natural person) specified in a written notice of substitution signed by Joseph A. Galando or his heirs, successors, assigns, or designees and given to the Company and Buyer in the manner specified in Section
11.2 hereof. The Company and Buyer shall be entitled to rely conclusively upon action or inaction by the Shareholder Representative as being fully authorized and approved by and binding upon all of the Shareholders and the General Partners notwithstanding any assertion by any Shareholder or General Partner to the contrary, it being the purpose and intent of this Section 8.11 that Buyer and the Company shall be entitled to treat the Shareholder Representative as if such person were the sole selling Shareholder of all Company Shares. The Shareholders and the General Partners hereby agree among themselves, and with and for the benefit of the Company and Buyer, that the Shareholder Representative is hereby appointed the agent and attorney-in-fact for each Shareholder and each General Partner with full power, authority and discretion to act on behalf of each Shareholder and each General Partner with respect to all action, inaction, disputes, decisions or other matters arising out of or in connection with this Agreement. Such attorney-in-fact shall have full power of substitution. This power of attorney is hereby acknowledged and declared to be irrevocable and a power coupled with an interest (in favor of each other Shareholder, General Partner, Buyer and the Company), shall survive the term or dissolution of each Shareholder, and shall extend to and be binding upon such Shareholder's or General Partner's legal representatives, heirs, successors, and assigns. The Shareholder Representative shall have no liability to any Shareholder or General Partner with respect to actions or omissions in his capacity as Shareholder Representative, except to the extent that such actions or omissions are in bad faith or constitute gross negligence.

     8.12 Release of Personal Guaranties. At the Closing, Buyer shall cause the Company to repay all Company Indebtedness to U.S. Bank N.A. and the Company shall secure a complete release of the personal guaranties of each of the General Partners in respect of such Company Indebtedness.

     8.13      Taxes.

               (a) Tax Returns with respect to taxable periods of the Company ending before the Closing Date will be prepared by the Shareholder Representative and timely filed, including extensions. The Shareholder Representative shall provide Buyer with a reasonable opportunity to review and comment on such Tax Returns. Those Tax Returns that are due after the Closing Date requiring signature by the Company will be submitted by the Shareholder Representative to the Company for signature. Buyer will cause the Company to sign such returns and related schedules and forms promptly upon the Shareholder Representative's reasonable request. The returns prepared and filed or to be prepared and filed by the Shareholder Representative for the Company will be prepared on a basis which is consistent with the basis upon which similar returns for prior periods have been prepared and filed ("Prior Tax Returns"). The Buyer and the Company shall take no action inconsistent with the Prior Tax Returns and, accordingly, but not by way of limitation, shall not file amended returns if the effect might be to increase, for that or any other period, the Taxes payable or make refund claims in respect of the periods covered by the Prior Tax Returns, unless otherwise agreed to by the Shareholder Representative.

               (b) Tax Returns with respect to taxable periods beginning before and ending after the Closing Date will be prepared by Buyer and timely filed, including extensions, and all Taxes payable for or during such period will be allocable between Buyer and Shareholders as provided in Section 8.13(c) hereof. Such returns will be prepared on a basis consistent with the basis upon which Prior Tax Returns have been prepared.

               (c) For federal income tax purposes, the taxable year of the Company shall end as of the close of business on the day before the Closing Date and, with respect to all other Taxes, the Shareholder Representative and Buyer will, unless prohibited by applicable law, close the taxable period of the Company as of the close of business on the date before the Closing Date. Neither the Shareholder Representative nor Buyer shall take any position inconsistent with the preceding sentence on any Tax Return. In any case where applicable law does not permit the Company to close its taxable year on the day prior to the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the day prior to the Closing Date

(but does not end on that day), then the Taxes, if any, attributable to the taxable period of the Company beginning on or before and ending after the Closing Date shall be allocated (i) to the Shareholders for the period up to and including the day prior to the Closing Date and (ii) to Buyer for the period beginning on the Closing Date. Any Taxes attributable to any period beginning before and ending after the Closing Date shall be calculated by means of a closing of the books and records of the Company as of the close of business the day prior to the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the day prior to the Closing Date and the period beginning on the Closing Date in proportion to the number of days in each such period.

               (d) Buyer and the Shareholder Representative agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and reasonable assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Company as is reasonably necessary for the filing of any Tax Return or election in respect thereof, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Notwithstanding any other provision contained in this Agreement, Buyer or the Company shall retain in its possession, and shall provide the Shareholder Representative reasonable access to (including the right to make copies of), such supporting books and records and any other materials that the Shareholder Representative may specify with respect to Tax matters relating to any taxable period ending on or before the Closing Date, or commencing before and ending after the Closing Date, until the relevant statute of limitations (or extensions thereof) has expired. After such time, Buyer may dispose of such material, provided that prior to such disposition Buyer shall give the Shareholder Representative a reasonable opportunity to take possession of such materials.

               (e) If the parties disagree as to this Section 8.13 (but not matters covered by Section 10.1(iv)), the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved with 15 days, the parties shall select an internationally recognized firm of independent public accountants to resolve the dispute (the "Tax Accounting Firm"). If and to the extent that the dispute presents legal issues, the Tax Accounting Firm shall have the authority to consult an Independent Law Firm (as hereinafter defined). The fees of the Tax Accounting Firm and the Independent Law Firm shall be borne equally by the Shareholders on the one hand, based on their Applicable Percentages, and Buyer, on the other hand, and the decision of such Tax Accounting Firm and Independent Law Firm shall be final, binding, and conclusive on all parties. Following the decision of the Tax Accounting Firm and/or the Independent Law Firm, the parties shall each take or cause to be taken any action that is necessary or appropriate to implement such decision of the Tax Accounting Firm and the Independent Law Firm. "Independent Law Firm" shall mean a nationally recognized independent law firm, jointly selected by the parties; or, if the parties cannot agree on such law firm, the Shareholder Representative and Buyer shall such submit the name of a nationally recognized independent law firm that does not at the time provide, and has not in the prior two years provided, services to the Shareholder Representative or Affiliates or Buyer or Affiliates, and in such case the "Independent Law Firm" shall mean the firm selected by lot from among these two firms.

     8.14 Redemption of Certain Company Shares; Distribution of Certain Assets. Prior to the day before the Closing, the Company will redeem a certain number of Company Shares held by Galando Investments Limited Partnership and by Carey-On Limited Partnership in exchange for (i) the boat, automobiles, and real property listed on Schedule 8.14 and (ii) those Assets and Liabilities connected with the shrimp supply business of the Company, which are listed at on Schedule
8.14 (in accordance with Section 10.7, the Company shall retain liability for the Lu-Mar/CMS Claims but such claims shall be subject to the special indemnification at Section 10.7). The exact number of Company Shares so redeemed, which shall be allocated among the Shareholders in accordance with their Applicable Percentages, shall be determined by the Company two (2) days prior to Closing based on the relationship the net fair market value of the assets to be distributed to the Shareholders pursuant to this Section 8.14, as estimated by the Company two (2) business days prior to Closing, bears to the sum of (x) that net fair market value and (y) the Initial Purchase Price as established in the Company's Closing Statement. The Company shall notify Buyer of the number of Company Shares being redeemed simultaneously with its notification to Buyer of the Closing Statement.

     8.15      Conduct of Business During the Earn Out Period.

     (a) During the Earn Out Period, Buyer shall operate or cause the Company to be operated as a stand-alone entity and in conformity with sound business practices and shall make or cause to be made all business decisions with respect to the Company in good faith, taking into account the objective of maximizing the Earn Out Payment. Without limiting the generality of the foregoing, during the Earn Out Period, Buyer agrees that: (i) Buyer shall not alter the pricing formulas or unit pricing in any customer contract or use differential pricing in any such contract the term of which extends beyond January 31, 2000, unless directed by the Shareholder Representative or agreed to in advance in writing by the Shareholder Representative; (ii) Buyer shall not require of Company management or personnel the devotion of any material time or material resources to other business activities of Buyer; (iii) reporting obligations of the Company to Buyer shall be in accordance with the provisions of Schedule 8.15; (iv) Buyer shall not alter the branding or packaging strategy with respect to the Company's products, unless directed by the Shareholder Representative or agreed to in advance in writing by the Shareholder Representative; and (v) Buyer shall not move the Company's current headquarters.

     (b) During the Earn Out Period, and in accordance with the applicable Employment Agreement, Buyer shall employ Joseph A. Galando as President of the Company, Joseph A. Galando shall have all of the duties and responsibilities attendant to the position of chief executive officer of the Company, and Buyer shall assume the liability therefor.

     (c) During the Earn Out Period the Buyer shall: (i) provide capital to the Company in an amount and at times as reasonably necessary to permit the Company to execute the FY 2000 Plan and to permit growth of the Company beyond the FY 2000 Plan if the Company is generating sales to support that growth; (ii) provide marketing leads to the Company with respect to Buyer's national accounts that would be likely prospects of the Chef's Choice products; and (iii) agrees to assume liability for the Company's brokerage agreements in effect on the Closing Date . Buyer agrees to maintain at its sole cost the administrative offices and functions of the

Company in Seattle until June 30, 2000, it being agreed that this covenant shall have no impact on the calculation of the Earn Out Payment. Buyer agrees to assume the liability for any changes to packaging UPC codes after the Earn Out Period.

     8.16 Limited Trademark License. Company hereby grants to the Shareholders and General Partners, or to the entity to which they transfer the shrimp supply business assets listed on Schedule 8.14, the right to use the "Sea Coast" trademark, as found on the packaging inventory listed on Schedule 8.14 and distributed out to the Shareholders and General Partners pursuant to Section 8.14, in connection with the usage of such packaging inventory, in sales of shrimp products by the shrimp supply business. This limited right does not include the right to use the "Sea Coast" trademark on any new packaging inventory that may be manufactured, purchased, or ordered after the Closing Date.

     8.17 Certain Promotional Expenses. The Company has incurred liabilities for certain demonstration and other promotional expenses (other than slotting) as of the Closing Date that are not dependent on the future sales of the Company and represent firm commitments on the part of the Company. Subject to Buyer's rights under Article X, Buyer agrees to assume such liabilities and pay them as such liabilities become due. The Company has also incurred liabilities for slotting expenses. Buyer agrees to assume such liabilities and pay them as such liabilities become due.

     8.18 Trademark Filings. The Company shall file Fifth Requests for Extensions of Time to File Statements of Use for SKILLET CHEF, Serial No. 75/028,483 and CHEF'S SKILLET, Serial No. 74/723,286 and a Second Request for Extension of Time to File a Statement of Use for SEACOAST BRAND, Serial No. 75/304,331 at or prior to Closing, but in no event more than six months since the previous requests for Extension of Time were submitted.


                                   ARTICLE IX

                              CONDITIONS PRECEDENT

     9.1 Conditions to Each Party's Obligation to Effect the Transaction. The respective obligation of each party to effect the Transaction shall be subject to the satisfaction prior to the Closing Date of the following conditions:

               9.1.1 Consents. All Consents legally required for the consummation of the Transaction contemplated by this Agreement, including without limitation all Consents listed on Schedule 9.1.1, shall have been filed, occurred, or been obtained, other than such Consents, the failure of which to obtain would not have a Material Adverse Effect on the Business Condition of the Company.

               9.1.2 No Restraints. No statute, rule, regulation, or Order shall have been enacted, entered, promulgated, or enforced by any United States court or Governmental Entity of competent jurisdiction that enjoins or prohibits the consummation of the Transaction and that is then in effect and no Proceeding seeking such an Order shall have been instituted and then be continuing.

               9.1.3 No Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation, or Order enacted, entered, enforced, or deemed applicable to the Transaction by any Governmental Entity which, in connection with the grant of any Required Statutory Approval, imposes any restriction, condition or obligation upon Buyer other than as provided in
Section 8.2, or the Company which would have a Material Adverse Effect on the Business Condition of the Company.

               9.1.4 Closing Date Deliveries. Each party shall have received the deliveries referred to in Section 2.5 hereof.

               9.1.5 Other Documents and Certificates. Each party shall have received such other documents, certificates, opinions, or statements as it may reasonably request from the other parties or their representatives in connection with the Transaction.

     9.2 Conditions of Obligations of Buyer. The obligations of Buyer to effect the Transaction are subject to the satisfaction of the following conditions, unless waived by Buyer:

               9.2.1 Representations and Warranties of the Company, the Shareholders, and the General Partners. The representations and warranties of the Company, the Shareholders, and the General Partners set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except: (i) as otherwise contemplated by this Agreement, or (ii) in respects that do not have a Material Adverse Effect on the Business Condition of the Company; provided, however, that if the Shareholders and General Partners have made accurate supplemental disclosure in accordance with Section 6.2 and Buyer nevertheless chooses to close the Transaction, Buyer shall not be entitled to claim for breach of the relevant representation or warranty in connection with which such supplemental disclosure was made. Buyer shall have received a certificate signed by the Shareholder Representative to such effect on the Closing Date; provided, however, that the execution of such certificate shall not subject the Shareholder Representative to any liability in excess of the caps and limitations set forth in Article X, nor shall it change the allocation of liability contemplated by Section 10.8.

               9.2.2 Performance of Obligations of the Company, the Shareholders, and the General Partners. The Company, the Shareholders, and the General Partners shall have performed all agreements and covenants required to be performed by it or them under this Agreement prior to the Closing Date, except for breaches that do not have a Material Adverse Effect on the Business Condition of the Company or on the benefits of the Transaction provided for in this Agreement. Buyer shall have received a certificate signed by the Shareholder Representative to such effect on the Closing Date; provided, however, that the execution of such certificate shall not subject the Shareholder Representative to any liability in excess of the caps and limitations set forth in Article X, nor shall it change the allocation of liability contemplated by Section 10.8.

               9.2.3 Opinion of Company's Counsel. Buyer shall have received an opinion dated the Closing Date of Preston Gates & Ellis LLP, counsel to the Company, in substantially the form attached as Exhibit 9.2.3.

               9.2.4 Repayment of Shareholder Loans. The General Partners shall each repay the loans, if any and to the extent then outstanding, made by the Company to them.

               9.2.5 Certificate Regarding Foreign Status. The Buyer shall have received from the Shareholders a certificate pursuant to Treasury Regulation Section 1.1445-2(b)(2) stating that each such Shareholder is not a "foreign person" within the meaning of Code Section 1445(a).

               9.2.6 Receipt of Audit. The Buyer shall have received the Audit, and such Audit, after taking into account adjustments made to conform the Company's financial statements to generally accepted accounting principles as applied without the exceptions listed at Section 3.5 of the Company Disclosure Schedule, shall show no material variation in "net sales", "gross profit", "operating profit", or "advertising and promotions" from the income statements of the Company for the year ended January 31, 1999 and included in the Company Financial Statements (other than as a result of reclassifications between sales, advertising and promotions and returns and allowances). For the foregoing purposes, material variations attributable solely to the Company's shrimp supply business shall be disregarded.

               9.2.7 Termination of Related Party Agreements. The related party agreements listed on Schedule 9.2.7 shall have been terminated.

               9.2.8 Amendment of Lease. The lease for the Leased Premises shall have been amended to terminate the term of the lease as of June 30, 2000.

               9.2.9 Terminations of Liens. Arrangements suitable to Buyer shall have been made to provide to Buyer, following payment of Company Indebtedness to U.S. Bank N.A. as contemplated by Section 8.12, and upon payment of the Initial Purchase Price, UCC terminations and releases for the following filings: (1) in California, File No. 9828660165 and (2) in Washington, File Nos. 84200062 (and continuations), 942640141 and 981280070.

     9.3 Conditions of Obligations of the Shareholders and General Partners. The obligation of the Shareholders and General Partners to effect the Transaction is subject to the satisfaction of the following conditions, unless waived by the Shareholders and General Partners:

               9.3.1 Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except: (i) as otherwise contemplated by this Agreement, or (ii) in respects that do not have a Material Adverse Effect on the Buyer's Business Condition or on the benefits of the Transaction provided for in this Agreement. The Shareholders and the General Partners shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect on the Closing Date.

               9.3.2 Performance of Obligations of Buyer. Buyer shall have performed all agreements and covenants required to be performed by Buyer under this Agreement prior to the Closing Date except for breaches that do not have a Material Adverse Effect on Buyer's Business Condition or on the benefits of the Transaction provided for in this Agreement, and the Shareholders and the General Partners shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect.

               9.3.3 Opinion of Buyer's Counsel. The Shareholders and the General Partners shall have received an opinion dated the Closing Date of Richards & O'Neil, LLP, counsel to Buyer, substantially in the form of Exhibit 9.3.3.


                                   ARTICLE X

                                INDEMNIFICATION

     10.1 Indemnification by Shareholders and General Partners. Subject to Sections 10.5, 10.6, and 10.8, the Shareholders and the General Partners shall defend, indemnify, and hold Buyer harmless from and against, and reimburse Buyer with respect to, any and all Losses incurred by Buyer by reason of or arising out of or in connection with any (i) breach, or any claim (including claims by parties other than Buyer) that if true, would constitute a breach, by the Company, the Shareholders, or the General Partners of any representation or warranty of the Company, the Shareholders, or the General Partners contained in this Agreement or in any certificate delivered to Buyer pursuant to the provisions of this Agreement, (ii) failure, partial or total, of the Company, the Shareholders, or the General Partners to perform any of the covenants required by this Agreement at Sections 6.1.1, 6.1.2, 6.1.4, 6.1.5, 6.1.6, 6.1.7,
6.1.8, 6.1.9, 6.1.10 (except as it relates to agreements covered by Section 6.1.3), 6.2, 6.3, 6.4, 6.5, and 8.1, to be performed by the Company, the Shareholders, or the General Partners, (iii) failure, partial or total, of the Company, the Shareholders, or the General Partners to perform any of the covenants required by this Agreement, but not covered by Section 10.1(ii), to be performed by the Company, the Shareholders, or the General Partners, and (iv) Taxes of the Company for all taxable periods ending prior to the Closing Date and Taxes of the Company for periods beginning before and ending after the Closing which are allocable to the Shareholders under Section 8.13(c), in each case to the extent neither paid prior to Closing nor included in accruals or reserves taken into account in the calculation of Working Capital or in Company Indebtedness for purposes of adjustments to the Initial Purchase Price, and Taxes paid by the Company as a result of the distribution of assets contemplated by Section 8.14, to the extent neither paid prior to Closing nor included in accruals or reserves taken into account in the calculation of Working Capital or in Company Indebtedness for purposes of adjustments to the Initial Purchase Price. There shall be no right of contribution from the Company or any successor to the Company. As partial security for the indemnification obligations of the Shareholders and General Partners under this Article X, a portion of the Initial Purchase Price shall be deposited by the Buyer into escrow with Escrow Agent pursuant to the Escrow Agreement, as contemplated by Section 2.1.

     10.2 Indemnification By Buyer. Subject to Section 10.6, Buyer shall defend, indemnify, and hold the Shareholders, the General Partners, the Company, and their employees, officers, directors, and trustees harmless from and against, and reimburse the Shareholders, the General Partners, and the Company and their employees, officers, directors, and trustees with respect to, any and all Losses of every nature whatsoever incurred by the Shareholders, the General Partners, the Company, and employees, officers, and directors of the Company by reason of or arising out of or in connection with any (i) breach, or claim (including without limitation claims by parties other than the Company, the General Partners, or the Shareholders) that if true, would constitute a breach, by Buyer of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered to Company, Shareholders or General Partners pursuant to the provisions of this Agreement, and (ii) failure, partial or total, of Buyer to perform any of the covenants required by this Agreement to be performed by Buyer.

     10.3 Notice of Claims. All claims for indemnification under this Agreement, other than Third Party Claims as described in Section 10.4, shall be resolved in accordance with the following procedures:

               (a) If an indemnified party reasonably believes that it has incurred or may incur any Losses, it shall deliver a Claim Notice to the indemnifying party for such Losses.

               (b) When Losses are actually incurred or paid by an indemnified party or on an indemnified party's behalf or otherwise fixed or determined, the indemnified party shall deliver a Payment Certificate to the indemnifying party for such Losses.

               (c) If, after receiving a Payment Certificate, the indemnifying party desires to dispute such claim or the amount claimed in the Payment Certificate, it shall deliver to the indemnified party a Counternotice as to such claim or amount. If no such Counternotice is received within the aforementioned thirty (30) day period, the indemnifying party shall be deemed to have rejected or denied liability in respect of the Payment Certificate.

               (d) If, within thirty (30) days after receipt or deemed receipt by the indemnified party of the Counternotice to a Payment Certificate, the parties have not reached agreement as to the claim or amount in question, the claim for indemnification shall be decided in accordance with the provisions of
Section 12.1, unless otherwise specified in this Agreement.

               (e) With respect to any Losses for which indemnification is being claimed based upon an asserted liability or obligation to a person or entity not a party to this Agreement, the obligations of the indemnifying party hereunder shall not be reduced as a result of any action by the indemnified party in responding to such claim if such action is reasonably required to minimize damages, avoid a forfeiture or penalty, or comply with a legal requirement.

     10.4      Third Party Claims.

               (a) If an indemnified party receives notice of a demand for arbitration, summons or other notice of the commencement of a proceeding, audit, investigation, review, suit or other action by a third party (together, "Third Party Claim") for which it intends to seek indemnification hereunder, it shall give the indemnifying party prompt written notice of such claim (together with all copies of the claim, any process served, and all filings with respect thereto), so that the indemnifying party's defense of such claim under this Section hereunder may be timely instituted. The indemnifying party under this
Article X shall have the right to conduct and control, through counsel of its own choosing, any Third Party Claim, or settlement thereof; provided, however, that the indemnifying party may only conduct and control the defense of any third party claim if it has confirmed in writing to the indemnified party that the Third Party Claim is one with respect to which the indemnifying party is obligated to indemnify hereunder. The indemnified party may, at its election, participate in the defense of any such Third Party Claim, with counsel of its choosing, but shall be required to bear the fees and expenses of such counsel.

               (b) If the indemnifying party fails to defend any Third Party Claim, then the indemnified party may defend, with counsel of its own choosing, and (i) settle such Third Party Claim and then recover from the indemnifying party the amount of such settlement or of any judgment and the reasonable costs and expenses of such defense, or (ii) litigate the Third Party Claim to the completion of trial or arbitration and then promptly recover from the indemnifying party the reasonable costs and expense of such defense and the amount of the judgment, verdict or award, if any, against the indemnifying party.

               (c) Notwithstanding Section 10.4(b)(i), the indemnifying party shall not be liable to pay or otherwise satisfy any settlement of a Third Party Claim unless the indemnified party shall have given the indemnifying party written notice of the terms of the proposed settlement and the indemnifying party shall have failed, within twenty (20) days of receipt of such notice, to undertake the defense of the Third Party Claim.

               (d) The indemnifying party shall not settle any Third Party Claim that includes any term that requires any act or forbearance by the indemnified party in respect of such Third Party Claim without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. Except for the settlement of a Third Party Claim that involves the payment of money only, no Third Party Claim may be settled by an indemnifying party without the written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed. No settlement of a Third Party Claim that involves the payment of money only shall be made by any indemnifying party unless the indemnifying party has and reserves a sufficient amount of immediately available funds to provide for such settlement.

               (e) Buyer, the Shareholders, the Company, and the General Partners shall cooperate in all reasonable respects with each other in connection with the defense, negotiation, or settlement of any legal proceeding, claim, or demand referred to in this Section 10.4.

     10.5 Time Limit. The provisions of Sections 10.1(i) and 10.1(ii) requiring indemnification by the Shareholders and the General Partners in respect of breaches of representations and warranties and claims in respect of the same and for failure to perform those covenants specified at Section 10.1(ii) shall apply only to Losses that are incurred or relate to claims, demands, or liabilities that are asserted or threatened on or before the earlier of (a) May 31, 2000, and (b) thirty (30) days following the delivery to the Buyer by PWC of its report on the audited financial statements for the Company for the twelve-month period ending January 31, 2000, and in respect of which Buyer delivers a Claim Notice on or before such earlier date; provided, however, that the obligation of the Shareholders and General Partners to indemnify Buyer for such claims for which a Claim Notice is given within the time period set forth above shall continue until the final resolution of each such claim; and provided further, that the obligation of the Shareholders and General Partners to indemnify Buyer for claims related to Taxes, breaches of the representation and warranty at Section 3.10(b), and/or breaches of the representations contained in Sections 3.2(b) or 4.2 shall continue until thirty (30) days after the expiration of all applicable statutes of limitations.

     10.6      Limitations.

               (a) Except with respect to breaches of the representations and warranties contained in Article IV, claims related to Taxes, and claims for breach of the representation and warranty of Section 3.10(b), Buyer shall be entitled to indemnification in respect of Sections 10.1(i) and 10.1(ii) for breaches of representations and warranties and claims in respect of the same and for failure to perform those covenants specified in Section 10.1(ii), only if the aggregate Losses for such breaches suffered by Buyer exceed Five Hundred Thousand Dollars ($500,000) (the "Threshold Amount"), and provided further that at such time as the amount to which Buyer is entitled to be indemnified exceeds the Threshold Amount, Buyer shall be entitled to indemnification only for amounts in excess of the Threshold Amount. Claims for breaches of the representations and warranties contained in Article IV and Section 3.10(b) and for Taxes (and representations and warranties in respect thereof) shall not count in deciding whether Losses exceed the Threshold Amount.

               (b) The aggregate amount to which Buyer shall be entitled to be indemnified under Sections 10.1(i), 10.1(ii), and 10.1(iv), for breaches of representations and warranties and claims in respect of the same, for failure to perform those covenants specified in Section 10.1(ii), and for Taxes (all matters covered by the foregoing referenced Sections 10.1(i), 10.1(ii), and 10.1(iv), collectively, "Covered Matters") as against the Shareholders and the General Partners will not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000), except as set forth below. The foregoing limitation on liability shall not apply to breaches by the Shareholders or General Partners of their representations and warranties in Section 4.2 or breaches by the Company of its representations and warranties in Section 3.2(b).

     10.7 Special Indemnity for Lu-Mar/CMS Claims. The Company shall retain liability for the Lu-Mar/CMS Claims. The Company shall continue to defend the Lu-Mar/CMS Claims and pursue recoveries from Lu-Mar and CMS, at the sole direction and under the sole control of the Shareholder Representative and toward that end, the Company shall provide to the Shareholder Representative access to Company personnel and records and shall generally cooperate with the Shareholder Representative. The Shareholders and General Partners shall, in accordance with their Applicable Percentage, defend, indemnify, and hold Buyer and the Company harmless from and against, and reimburse Buyer and the Company with respect to, any and all Losses incurred by Buyer by reason of or arising out of or in connection with the Lu-Mar/CMS Claims, including Losses not compensated through releases of Escrow Funds. Notwithstanding the foregoing, in the event the Carey Group fails to pay its Applicable Percentage required by the prior sentence, Buyer shall be entitled to recover from the Galando

Group that portion not recovered from the Carey Group, subject to the provisions of Section 10.8(c).

     10.8      Allocation of Liability; Non-discrimination.

               (a) Each of the Galando Group and its members, and each of the Carey Group and its members, shall be liable under this Article X only with respect to breaches by that Group, or its members, of (x) the representations and warranties made by that Group or its members at Article IV with respect to that Group and its members; (y) any obligation by that Group or its members under this Agreement to pay its Applicable Percentage of any costs, expenses, or other amounts (except as otherwise specified at Section 10.7), or (z) any covenant at Article VIII, including without limitation the covenants of Section
8.9 made by the Group or any of its members. Neither the Galando Group (or any members thereof) nor the Carey Group (or any members thereof) shall have any liability for breaches by the other Group or its members of matters set forth in this Section 10.8(a) (by way of example, only the Galando Group shall have any liability for a breach of Section 4.4 arising out of proceeding against a Galando Group member and the Carey Group shall have no liability for such breach). Except as provided in the next sentence, within a Group and its members, liability under this Section 10.8(a) shall be joint and several. Liability for a breach by a Group member of Section 8.9 shall be borne only by that Group member.

               (b) Except as otherwise provided in Section 10.8(a), the liability of the Carey Group for any single claim arising under this Article X shall be limited to an amount equal to the product of such claim and the Applicable Percentage of the Carey Group. While the Galando Group's liability for Claims not covered by Section 10.8(a) is not limited to its Applicable Percentage, prior to Buyer's being entitled to recover from the Galando Group for any single Claim not covered by Section 10.8(a), or in respect of the Lu-Mar/CMS Claims, an amount in excess of the Galando Group's Applicable Percentage, Buyer must use reasonable collection efforts to recover on such Claim against the Carey Group, including the initiation and pursuit of litigation against the Carey Group for a period of six (6) months from initiation of litigation against the Carey Group.

               (c) Except as otherwise provided in Section 10.8(a), in the event that Buyer elects to pursue a claim for indemnification with respect to any claims against one Shareholder or General Partner, it shall make such a claim against all Shareholders and General Partners and shall thereafter pursue such claim in a manner that does not favor one over another because of the continued business relationship of any Shareholder or General Partner with the Company.

     10.9 Exclusive Remedy. The sole and exclusive remedy of Buyer, the Shareholders, and the General Partners for Covered Matters shall be claims made in accordance with and subject to the limitations of this Article X. Pursuant to the foregoing, but without limitation of the foregoing, all claims, whether stated in contract, tort, or otherwise, with respect to Covered Matters that are the subject of potential indemnification pursuant to this Article X, shall be subject to the thresholds, caps, limitations, and procedures of this Article X, provided that nothing contained in this Agreement shall limit remedies for actual fraud.

     10.10 Maintenance of Insurance; Pursuit of Third Party Claims. Following Closing and for a period extending until July 31, 2000, Buyer shall maintain, in respect of the Company, insurance of at least the amount, with no greater deductible, and covering at least the same risks, as insurance maintained by the Company immediately prior to Closing. Such insurance shall be maintained with sound and reputable insurers. In addition, in the event that a third party claim may result in reduction of a Loss otherwise indemnifiable by the Shareholders or the General Partners, Buyer agrees to use commercially reasonable efforts to recover on such claim.


                                   ARTICLE XI

                       TERMINATION, AMENDMENT AND WAIVER

     11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

               (a) by mutual consent of Buyer, the Shareholders, the General Partners, and the Company;

               (b) by any of Buyer or the Shareholder Representative (provided that the terminating party (in the case of the Shareholder Representative, any of the Company, Shareholders, or General Partners) is not then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement) if there has been a breach of any representation, warranty, covenant, or agreement that has a Material Adverse Effect on the Business Condition of the Company (if Buyer is the terminating party) or Buyer (if a General Partner is the terminating party), as the case may be, or on the benefits of the Transaction provided for in this Agreement, and such breach has not been cured, or reasonable efforts are not being employed to cure such breach, within ten
(10) days after notice thereof is given to the party committing such breach;

               (c) by any of Buyer, the Shareholder Representative, or the Company if the Transaction shall not have been consummated before May 1, 1999 (or May 15, 1999, in the event that a second request is received pursuant to the HSR Act);

               (d)  by Buyer in the event that Buyer receives notice pursuant to
Section 6.2 of this Agreement of a supplement or amendment to any schedule hereto, which supplement or amendment discloses any change or effect that, in Buyer's reasonable judgment, either by itself or in conjunction with other prior such supplemental disclosures constitutes a Material Adverse Effect on the Business Condition of the Company. If (a) Buyer exercises its right to terminate this Agreement pursuant to the preceding clause, and (b) any of the General Partners had actual knowledge of the facts contained in such supplements or amendments prior to the date of this Agreement, then the Company shall, as Buyer's sole and exclusive remedy, reimburse Buyer for all of Buyer's reasonable fees and expenses (including without limitation the fees and disbursements of Buyer's attorneys) incurred in contemplation of this Agreement and the Transaction.

                                  ARTICLE XII

                               GENERAL PROVISIONS

     12.1 Governing Law; Jurisdiction and Venue. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Washington. The parties agree that King County, Washington, shall be the exclusive proper place of venue for any action, dispute, or controversy arising from or in connection with this Agreement and submit to the jurisdiction of the state and federal courts located in King County, Washington. Except as otherwise provided in Sections 2.2, 2.3, 8.9(e),
10.4 and 10.6, the parties irrevocably agree that any Proceeding arising out of or in connection with this Agreement shall be brought either in the King County Superior Court or in the United States District Court Division in which King County is located. The Shareholders and General Partners shall maintain an agent for service of process in the city of Seattle for a period of seven (7) years after the Closing Date. The initial agent for service of process shall be Robert Medved, and the address of such agent is 212 108th Avenue, Bellevue, Washington 98004-6209. The Shareholders and General Partners shall provide prompt notice of any change in the name or address of the agent in accordance with the provisions of Section 12.2. Except as otherwise provided by statute or court rule, no party shall be entitled to recover attorneys' fees or other costs incurred in any Proceeding.

     12.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed sufficiently given and served for all purposes when personally delivered or given by telex or machine-confirmed facsimile or three (3) business days after a writing is deposited in the United States mail, first class postage or other charges prepaid and registered, return receipt requested, addressed as follows (or at such other address for a party as shall be specified by like notice):

          (a)  if to Buyer, to:

               Aurora Foods Inc.
               456 Montgomery Street
               Suite 2200
               San Francisco, CA 94104
               Attention: Ray Chung
               Phone: (415) 982-3019
               Fax: (415) 982-3023

               with a copy to:

               Richards & O'Neil, LLP
               885 Third Avenue
               New York, NY  10022-4873
               Attention:  Craigh Leonard
               Phone: (212) 207-1222
               Fax: (212) 750-9022

          (b)  if to the Company, to:

               Sea Coast Foods, Inc.
               13838 First Avenue South
               Seattle, WA 98168
               Attention:
               Phone:  (206) 243-3939
               Fax:  (206) 243-4640

               with a copy to:

               Preston Gates & Ellis LLP
               5000 Columbia Center
               701 Fifth Ave.
               Seattle, WA  98104-7078
               Attention:  Stephan H. Coonrod and Jamie D. Pedersen
               Phone:  (206) 623-7580
               Fax:  (206) 623-7022

          c)   if to the Shareholders and General Partners, to:

               Joseph A. Galando
               3124 SW 171st
               Burien, WA 98166
               Phone:  (206) 242-0948

               with a copy to:

               Preston Gates & Ellis LLP
               5000 Columbia Center
               701 Fifth Ave.
               Seattle, WA  98104-7078
               Attention: Stephan H. Coonrod and Jamie D. Pedersen
               Phone:  (206) 623-7580
               Fax:  (206) 623-7022

               and to:

               Robert A. Medved
               212 108th Avenue
               Bellevue, WA  98004-6209
               Phone:  (206) 637-7700
               Fax:  (425) 637-7711

     12.3 Interpretation. When a reference is made in this Agreement to Sections, Schedules, or Exhibits, such reference shall be to a Section, Schedule, or Exhibit to this

Agreement unless otherwise indicated. The words "include", "includes", and "including" when used therein shall be deemed in each case to be followed by the words "without limitation". The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section, a Schedule, or an Exhibit will mean a section in, or schedule or exhibit to, this Agreement unless otherwise explicitly set forth.

     12.4 Counterparts. This Agreement may be executed in one or more counterparts (including facsimile counterparts), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each the other parties, it being understood that all parties need not sign the same counterpart.

     12.5 Miscellaneous. This Agreement, the Confidentiality Agreement, and the documents referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder (except as otherwise expressly provided herein and except that Section 8.4 is for the benefit of Company's directors and officers and is intended to confer rights on such persons); and
(c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided. By execution of this Agreement, each General Partner waives any community property rights that he or she may have with respect to the Company Shares.


         (the remainder of this page has been intentionally left blank)

                    SIGNATURE PAGE - STOCK PURCHASE AGREEMENT

          IN WITNESS WHEREOF, Buyer and the Company have caused this Agreement to be executed by their respective and duly authorized officers, and the Shareholders or their respective trustees have duly executed this Agreement, all as of the date first written above.

BUYER                                                  SHAREHOLDERS
AURORA FOODS INC.                                      GALANDO INVESTMENTS LIMITED PARTNERSHIP


By  /s/ Ray Chung                                      By  /s/ Joseph A. Galando
  ---------------------------------                      -----------------------------------
    Ray Chung, Executive Vice President                    Joseph A. Galando, General Partner

                                                       By  /s/ Barbara J. Galando
                                                         -----------------------------------
                                                           Barbara Galando, General Partner


COMPANY                                                CAREY-ON LIMITED PARTNERSHIP

SEA COAST FOODS, INC.

By  /s/ Joseph A. Galando                              By  /s/ Stanley J. Carey
  ---------------------------------                      -----------------------------------
   Joseph A. Galando, President                           Stanley J. Carey, General Partner

                                                       By  /s/ Mary K. Carey
                                                         -----------------------------------
                                                          Mary K. Carey, General Partner

GENERAL PARTNERS


 /s/ Joseph A. Galando                                   /s/ Stanley J. Carey
_____________________________                           _____________________________
Joseph A. Galando                                       Stanley J. Carey

 /s/ Barbara J. Galando                                  /s/ Mary K. Carey
_____________________________                           _____________________________
Barbara J. Galando                                      Mary K. Carey

    The following list briefly identifies the contents of the Schedules and Exhibits to the Stock Purchase Agreement, dated as of March 10, 1999 among Aurora Foods Inc., Sea Coast Foods, Inc., Galando Investments Limited Partnership, Carey-On Limited Partnership and Joseph A. Galando, Barabara J. Galando, Stanley J. Carey, and Mary K. Carey. (Terms used but not defined have the meanings assigned to them in the Stock Purchase Agreement.) In accordance with Regulation S-K under the Securities Act of 1933 the actual Schedules and Exhibits have not been filed with the Securities and Exchange Commission (the "Commission"). The Company hereby agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the Commission upon request.

1. Company Disclosure Schedule - List of exceptions and disclosures by the Company with respect to the representations and warranties contained in
    Article 3 of the Agreement.

2. Group Disclosure Schedule - List of exceptions and disclosures by the Group with respect to the representations and warranties contained in Article 4 of the Agreement.

3. Schedule 3.9 - Officer and Sole Director - List of officers and sole director of the Company.

4. Schedule 3.10 - Employee Benefit Plans - List of the Company's employee benefit plans.

5.  Schedule 3.12 - Litigation - List of the Company's litigation.

6. Schedule 3.13(b) - Tangible Personal Property - List of the Company's tangible personal property.

7.  Schedule 3.14 - Major Contracts - List of the Company's major contracts.

8. Schedule 3.15 - Customers and Suppliers - List of the Company's largest customers and supplier.

9.  Schedule 3.16 - Lease Premises - List of the Company's leased premises.

10. Schedule 3.18(a) - Registered Intellectual Property - List of trademarks owned by the Company.

11. Schedule 3.18(b) - Licensed Intellectual Property - List of trademarks licensed to the Company.

12. Schedule 3.23 - Insurance Policies - List of the companies insurance policies.

13. Schedule 8.14 - Assets to be Distributed to Shareholders - List of assets distributed to the Company's shareholders.

14. Schedule 8.15 - Post-Closing Reporting Obligations of Company to Buyer - List of post-closing obligations of Company to Buyer.

15.  Schedule 9.1.1 - Third Party Consents - Indicates there are none necessary.

16. Exhibit 1 - FY 2000 Plan; Adjustments for Earnings for Periods from February 1, 1999 until Closing - Description of Company's expenses from February 1 to the Closing. Attached thereto is the FY 2000 plan of the Company.

17.  Exhibit 2.5(a)(ix) - Form of Escrow Agreement

18.  Exhibit - 8  Escrow Fees - Schedule of Fees for Escrow Services.

19.  Exhibit 9.2.3.  Form of Opinion for Company's counsel.

20.  Exhibit 9.3.3.  Form of Opinion of Buyer's Counsel.